UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SAVVIS, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 26, 2010

Dear Fellow Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders. It will be held on Wednesday, May 5, 2010, at 9:00 a.m. at The Waldorf Astoria Hotel, 301 Park Avenue, New York, New York 10022.

The enclosed notice and proxy statement contain details concerning the meeting. The Board of Directors recommends a vote “FOR” all the following items of business:

1.	Election of eight directors to serve until the next annual meeting and until their successors have been elected and qualified; and

2.	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Please sign and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the meeting even if you cannot attend. Most stockholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you.

I look forward to seeing you at the 2010 Annual Meeting.

Sincerely,

James E. Ousley
Chief Executive Officer

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 5, 2010

Date:	May 5, 2010

Time:	9:00 a.m.

Place:	The Waldorf Astoria Hotel, 301 Park Avenue, New York, New York 10022

Purpose:	1. To elect eight members of the board of directors to serve until the next annual meeting and until their successors have been elected and qualified;

2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3. To transact such other business as may properly come before the meeting.

Record Date:	Holders of record of our common stock at the close of business on March 22, 2010, are entitled to receive this notice and to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting To Be Held on May 5, 2010:

Pursuant to new rules promulgated by the U.S. Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2009 annual report to stockholders are available at our web site at http://proxy.savvis.com.

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the enclosed proxy card. Most stockholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement. We appreciate your cooperation.

By Order of the Board of Directors,

Eugene V. DeFelice
Senior Vice President, General Counsel and Corporate Secretary

March 26, 2010

St. Louis, Missouri

SAVVIS, INC.

1 SAVVIS Parkway

Town & Country, Missouri 63017

Phone: (314) 628-7000

PROXY STATEMENT

We will begin mailing this proxy statement to our stockholders on or about March 26, 2010.

Annual Meeting and Voting

We are furnishing this proxy statement to our stockholders in connection with a solicitation of proxies by our board of directors for use at our 2010 Annual Meeting of Stockholders to be held on May 5, 2010 at 9:00 a.m. at The Waldorf Astoria Hotel, 301 Park Avenue, New York, New York 10022. The purpose of the annual meeting and the matters to be acted on are set forth in the accompanying notice of annual meeting.

What will the stockholders vote on at the annual meeting?

The items of business scheduled to be voted on at the annual meeting are:

•	The election of directors; and

•	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

We also will consider any other business that properly comes before the annual meeting.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares “FOR” each of the nominees for election to the Board of Directors and “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a broker or other nominee rather than directly in their own names. As summarized below, there are some differences between shares held of record and those owned beneficially.

•

Stockholder of Record—If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, to be the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the meeting.

•

Beneficial Owner—If your shares are held in a brokerage account, by a broker or by another nominee, you are considered the beneficial owner of those shares. As the beneficial owner of those shares, you have the right to direct your broker or nominee how to vote and you also are invited to attend the annual meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a legal proxy from the broker or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Who May Vote?

If you held any shares of our voting stock at the close of business on March 22, 2010, then you will be entitled to notice of and to vote at our 2010 annual meeting. On that date, we had 55,070,709 shares of common stock outstanding. Each share of our common stock that you hold entitles you to one vote on all matters that come before the annual meeting or any adjournment thereof.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the votes represented by our outstanding shares of common stock is necessary to constitute a quorum. We will count shares of voting stock present at the meeting that abstain from voting or that are the subject of broker non-votes as present for purposes of determining a quorum.

What if a quorum is not represented at the annual meeting?

In the event that a quorum does not exist, the chairman of the meeting or the holders of a majority of the votes entitled to be cast by the stockholders who are present in person or by proxy may adjourn the meeting. At such adjourned meeting at which a quorum may be present, any business may be transacted which might have been transacted at the meeting as originally called.

How can I vote my shares in person at the annual meeting?

Shares held in your name as the stockholder of record may be voted in person at the annual meeting. Shares for which you are the beneficial owner but not the stockholder of record may be voted in person at the annual meeting only if you obtain a legal proxy from the broker or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend the meeting. To obtain directions to attend the annual meeting and vote in person, please contact our Director, Investor Relations at (314) 628-7491 or via e-mail at investorrelations@savvis.net.

How do I vote my shares without attending the annual meeting?

Whether you hold shares directly as the stockholder of record or you are a beneficial owner of shares, you may direct how your shares are voted without attending the annual meeting. There are three ways to vote by proxy:

•	By mail. Please mark the enclosed proxy card, date and sign it, and mail it in the postage-paid envelope.

•

By telephone. Stockholders may vote by telephone by following the instructions on the enclosed proxy card. Voting by telephone has the same effect as voting by mail. If you vote by telephone, do not return your proxy card. Telephone voting will be available until 11:59 p.m., Eastern time on May 4, 2010.

•

On the Internet. You may vote online at http://www.proxyvoting.com/svvs by following the instructions on the enclosed proxy card. Voting on the Internet has the same effect as voting by mail. If you vote on the Internet, do not return your proxy card. Internet voting will be available until 11:59 p.m., Eastern time on May 4, 2009.

How will my shares be voted?

All proxies properly submitted pursuant to this solicitation and not revoked will be voted at the annual meeting in accordance with the directions given. You can specify how you want your shares voted by marking the appropriate boxes on the proxy card. Please review the voting instructions on the proxy card and read the entire text of the proposals and the position of the board of directors on these proposals in this proxy statement prior to making your vote. If you properly execute and return a proxy in the enclosed form, your stock will be voted as you specify. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, the proxy representing your common stock will be voted in favor of each of the proposals. If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee describing the procedure for voting your shares.

May I change my vote?

If you submit a proxy, you can revoke it at any time before it is exercised by giving written notice to our Corporate Secretary prior to the annual meeting or by timely delivering a properly executed, later-dated proxy. You may also attend the annual meeting in person and vote by ballot, which would cancel any proxy that you previously submitted.

How many votes are required to approve a proposal?

The directors will be elected by a plurality of the votes of our outstanding shares of common stock represented and cast at the annual meeting. Withheld votes and broker non-votes will have no effect on the election of directors.

The affirmative vote of the holders of a majority of the votes of our outstanding shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve the proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Abstentions will have the effect of a vote against this proposal and broker non-votes will have no effect.

What is a broker non-vote?

If you are the beneficial owner of shares held in the name of a broker or other nominee and do not provide that broker or other nominee with voting instructions, your shares may constitute broker non-votes. Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, as described above, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

What happens if additional matters are presented at the annual meeting?

Other than the two items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, James E. Ousley and Eugene V. DeFelice, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of our nominees for director is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

Who will count the vote?

Representatives of BNY Mellon Shareowner Services will tabulate the votes and act as inspectors of election.

Where can I find the voting results of the annual meeting?

We plan to announce voting results at the annual meeting. We also will publish those results in a report on Form 8-K within 4 business days of the annual meeting.

How may I obtain a copy of this proxy statement and the 2009 annual report?

Stockholders may request a free copy of this proxy statement and our 2009 annual report on Form 10-K, from:

SAVVIS, Inc.

Attention: Director, Investor Relations

1 SAVVIS Parkway

St. Louis, Missouri 63017

Email: investorrelations@savvis.net

Alternatively, stockholders can access this proxy statement and the 2009 annual report on our website at http://proxy.savvis.com.

We will also furnish any exhibit to the 2009 Form 10-K if specifically requested.

May I receive electronic access to proxy materials and the annual report in the future instead of receiving paper copies in the mail?

Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a stockholder of record, you can choose this option and save the company the cost of producing and mailing these documents by following the instructions provided at www.bnymellon.com/shareowner/isd as discussed on the proxy card. If you choose to view future proxy statements and annual reports over the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address of those materials. Your choice will remain in effect until you cancel it.

If you hold your SAVVIS stock through a bank, broker or other nominee, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

Most stockholders who hold their SAVVIS stock through a bank, broker or other nominee and who elect electronic access will receive an e-mail message next year containing the Internet address to use to access our proxy materials and annual report.

ELECTION OF DIRECTORS

(Proposal 1)

Our business is managed under the direction of our board of directors. Our bylaws provide that our board determines the number of directors, which is currently set at eight. Our board of directors has designated as nominees for director each of the eight directors presently serving on the board.

Unless marked otherwise, proxies received will be voted “FOR” the election of the nominees named below. In the event any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies may be voted for any nominee who may be designated by our present board of directors to fill the vacancy. Alternatively, the proxies may be voted for the balance of the nominees, leaving a vacancy. As of the date of this proxy statement, our board of directors is not aware of any nominee who is unable or will decline to serve as a director.

Vote Required.    The eight nominees receiving the highest number of affirmative votes of the shares of our outstanding common stock represented and cast at the annual meeting, will be elected directors of our company to serve until the next annual meeting and until their successors have been elected and qualified.

Nominees For Director

The nominees for director are set forth below. The Board of Directors recommends a vote “FOR” each of the nominees listed below.

Nominee	Age
John D. Clark	45
Clyde A. Heintzelman	71
Thomas E. McInerney	68
James E. Ousley	64
James P. Pellow	48
David C. Peterschmidt	62
Mercedes A. Walton	56
Patrick J. Welsh	66

Members of our board of directors are elected each year at our annual meeting of stockholders, and serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified. Set forth below is a brief description of the principal occupation and business experience of each of our nominees for director, as well as a summary of our views as to the qualifications of each nominee to serve on the board and each board committee of which he or she is a member. Our views are informed not only by the current and prior employment and educational background of our directors, but also by the board’s experience in working with their fellow directors. Each director has served on our board for between two and over ten years. Accordingly, the board has had significant experience with the incumbent directors and has had the opportunity to assess the contributions that the directors have made to the board, as well as their industry knowledge, judgment and leadership capabilities.

JOHN D. CLARK has served as a director of our company since April 2002 and is a member of the board’s corporate governance committee. Mr. Clark is a general partner of Welsh, Carson, Anderson & Stowe, a private equity investment firm, and affiliated entities, which collectively are a principal stockholder of our company. Prior to joining Welsh, Carson, Anderson & Stowe in 2000, Mr. Clark was a general partner at Saunders, Karp & Megrue, a private equity firm, where he was employed from 1993 until 2000. Prior to this, Mr. Clark worked in the Technology Investment Banking Group at Alex. Brown & Sons and in the Merchant Banking Department at Morgan Stanley & Co. Mr. Clark received a B.S. from Princeton University and an M.B.A. from Stanford University Graduate School of Business. We believe that, as a representative of our principal stockholder,

Mr. Clark is attuned to stockholder interests and that the broad portfolio of investments made by Welsh, Carson, Anderson & Stowe provides him with a governance orientation that makes him a valuable contributor to the corporate governance committee. Welsh, Carson, Anderson & Stowe is one of the largest private equity firms focused on information and business services. Its focus is on generating superior returns for its investors. The board values that perspective while recognizing that circumstances could arise in which our principal stockholder has an interest in matters that come before the board or in which the interests of our principal stockholder differ from those of other stockholders of the company. In addition, Mr. Clark’s background in finance and investment banking enable him to contribute to the board’s consideration of strategic and capital alternatives.

CLYDE A. HEINTZELMAN has served as a director of our company since December 1998 and is chairman of the board’s audit committee and a member of the corporate governance committee. Mr. Heintzelman served as the chairman of the board of Optelecom, Inc., from February 2000 to June 2003 and as its interim president and chief executive officer from June 2001 to January 2002. From November 1999 to May 2001, he was president of Net2000 Communications, Inc. From December 1998 to November 1999, Mr. Heintzelman served as our president and chief executive officer. He is currently a Principal of CSMS, a private real estate investment company. Mr. Heintzelman serves on the boards of TeleCommunication Systems, Inc. and is a member of its audit committee, and ITC DeltaCom, Inc., and as a member of its audit, governance (which he chairs) and compensation committees. Mr. Heintzelman is a member of the advisory board of Spring Capital Partner, L.P., an investment firm focused on providing mezzanine capital to small and medium sized businesses. Mr. Heintzelman received a B.A. in marketing from the University of Delaware and did graduate work at Wharton, the University of Pittsburgh, and the University of Michigan. Mr. Heintzelman’s career as an executive in the telecommunications industry, as well as his service as our president and chief executive officer, provide the board with valuable insight into broad areas of our business, including telecommunications and data processing infrastructure, marketing, competitive intelligence, budgeting and finance. His service on the audit committees of a number of companies qualifies him to serve on our audit committee, and his extensive and/or applicable board and committee experience provides him with a solid background for service on our corporate governance committee.

THOMAS E. MCINERNEY has served as a director of our company since October 1999 and is the chairman of our board’s business development committee and a member of our compensation committee. Since 1987, Mr. McInerney has been a general partner of Welsh, Carson, Anderson & Stowe, a private equity investment firm, and affiliated entities, which collectively are a principal stockholder of our company. He is also a director of ITC DeltaCom, Inc. and previously served as a director of Centennial Communications Corp., before the company was acquired by AT&T in 2009, and Broadridge Financial Solutions, Inc. Mr. McInerney received a B.A. from St. John’s University and attended New York University Graduate School of Business Administration. Mr. McInerney is currently Chairman of the Board of Trustees of St. John’s University. We believe that, as a representative of our principal stockholder, Mr. McInerney brings to the board all of the attributes shared by his Welsh, Carson colleagues on the board, as described in Mr. Clark’s biography. Mr. McInerney’s experience as a director of other companies in the telecommunications and information technology industries affords him valuable insight into the telecommunications infrastructure that provides the backbone of our services. His board memberships and association with Welsh, Carson, Anderson & Stowe also provide him with experience in compensating executives in a manner that aligns their interests with those of all of our stockholders while seeking to husband our resources to enhance stockholder returns.

JAMES E. OUSLEY has served as Chairman of the Board since May 2006 and a director of our company since April 2002. On March 8, 2010, we announced that the Board had appointed Mr. Ousley as our Chief Executive Officer. He had served in a nonexecutive capacity until January 2010, when the board elected him as interim chief executive officer upon the resignation of Philip J. Koen. Upon his appointment as interim chief executive officer, Mr. Ousley was required by applicable Nasdaq rules to resign as a member of the board’s audit and compensation committees upon which he previously had served. He continues to serve as a member of our business development committee. Mr. Ousley served as the president and chief executive officer and director of Vytek Corporation from 2001 until April 2004. From 1999 to 2002, he served as chairman, CEO and president of

Syntegra Inc. (USA), a division of British Telecommunications. From September 1991 to August 1999, Mr. Ousley served as president and CEO of Control Data Systems. Mr. Ousley serves on the boards of ActivIdentity Corporation, Bell Microproducts, Inc. and Datalink, Inc. Mr. Ousley received a B.S. from the University of Nebraska. We believe that Mr. Ousley’s executive and board experience in the telecommunications and information technology industries, including his experience with global companies, provides the board with valuable insight into both operations and strategy, as well as the challenges of the global marketplace, the speed of technological change and the risks of competitive innovation.

JAMES P. PELLOW, Ed.D., has served as a director of our company since April 2002 and is chairman of the board’s corporate governance committee and a member of the board’s audit committee. In connection with the appointment of our Chairman as our Chief Executive Officer, the Board named Dr. Pellow as our lead independent director. Dr. Pellow has served as the Executive Vice President and Chief Operating Officer of St. John’s University since 2000. Prior to joining St. John’s University in 1991, he spent several years in public accounting with Coopers & Lybrand and was a municipal bond trader with Chapdelaine & Co. Dr. Pellow served on the board of Centennial Communications Corp., where he chaired its audit committee and served on its corporate governance committee before the company was acquired by AT&T in 2009. Dr. Pellow received a B.B.A. and a M.B.A. from Niagara University and his doctorate from the University of Pennsylvania. We believe that Dr. Pellow’s background in finance and accounting, as well as his operating responsibilities, bring a valuable perspective to the board both with respect to operational aspects of Savvis’ business and to the corporate governance and audit committees on which he serves.

DAVID C. PETERSCHMIDT has served as a director of our company since November 2007 and is a member of the board’s compensation committee. Mr. Peterschmidt was president and chief executive officer of Openwave Systems, Inc. from November 2004 to March 2007. Prior to joining Openwave, Mr. Peterschmidt served as chief executive officer and chairman of Securify, Inc. from September 2003 to November 2004 and served as chief executive officer and chairman of Inktomi, Inc. from July 1996 to March 2003 prior to joining Securify. Mr. Peterschmidt is also a director of Limelight Networks Incorporated where he serves on the audit committee. Mr. Peterschmidt received a B.A. in Political Science from University of Missouri and an M.A. from Chapman College. We believe that Mr. Peterschmidt’s senior executive experience in the information technology industry provides the board with a strategic outlook, technological innovation and global expansion and that his leadership positions in technology companies allow him to provide a valuable management perspective to the compensation committee.

MERCEDES A. WALTON has served as a director of our company since November 2007. Ms. Walton was a member of the board’s corporate governance and business development committees during 2009 and moved to the audit committee from the corporate governance committee in January 2010 to fill the vacancy caused by Mr. Ousley’s resignation upon his appointment as interim chief executive officer. Ms. Walton is chairman and chief executive of Cryo-Cell International, Inc. (Cryo-Cell). She has served as chairman of Cryo-Cell since June 2002, as interim chief executive officer from April 2003 to August 2005 and chief executive officer of Cryo-Cell since September 2005. Prior to joining Cryo-Cell, Ms. Walton served as chief executive officer of Ralston Hill Consulting LLC, a privately held business development and strategic management consulting practice from March 2000 to August 2005. Ms. Walton previously served as president and chief operating officer of Applied Digital Solutions, Inc., and prior to joining Applied Digital Solutions, she was corporate vice president of strategy and business development at AT&T. During her 24-year tenure with AT&T, Ms. Walton held positions in business and consumer operations, global network operations, engineering, marketing and sales and product management. Ms. Walton is a director of Cryo-Cell. Ms. Walton received a B.A. from Smith College and Master degrees from Harvard University and Massachusetts Institute of Technology. We believe that Ms. Walton’s broad executive experience with global companies in the information technology industry provides the board with valuable insight across a broad range of issues critical to our business and that her financial reporting responsibilities qualify her to serve on the audit committee.

PATRICK J. WELSH has served as a director of our company since October 1999 and is chairman of the board’s compensation committee. Mr. Welsh was a co-founder of the private equity investment firm Welsh, Carson, Anderson & Stowe. He has served as a general partner of Welsh, Carson, Anderson & Stowe and affiliated entities since 1979, which collectively are a principal stockholder of our company. Prior to co-founding Welsh, Carson, Anderson & Stowe, Mr. Welsh spent eight years at Citicorp Venture Capital, leaving as President. Mr. Welsh received a B.A. from Rutgers University and a M.B.A. from the University of California at Los Angeles. We believe that Mr. Welsh brings to the board all of the attributes shared by his Welsh, Carson colleagues on the board, as described in Mr. Clark’s biography, and that his over forty years of experience in technology investments give him a unique perspective on the opportunities and challenges faced by Savvis in the global marketplace for customers, market share, talent and innovation. Having served on the boards of scores of Welsh Carson portfolio companies and with Welsh, Carson, Anderson & Stowe’s interests so closely aligned with those of all of our stockholders, he also brings to the compensation committee a keen sense of how best to motivate our executive team while maintaining a sensitivity to stockholder interests.

Corporate Governance

Board of Directors and Committees

Directors are expected to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the board of directors for an extended period of time. The board of directors meets regularly during the year to review matters affecting the company and to act on matters requiring the board’s approval. It also holds special meetings whenever circumstances require and may act by unanimous written consent without a meeting.

Our board of directors currently consists of eight directors. James E. Ousley serves as the Chairman of the Board. The board of directors met seven times during 2009, five of which were regularly scheduled meetings. In 2009, the non-employee directors met six times in executive session. All directors attended at least 75% of the meetings of the board of directors and the meetings of the committees on which they served held during the period that they served on the board of directors or such committees. The board currently does not have a policy regarding director attendance at our annual meeting of stockholders, although all directors are encouraged to attend. All of the directors then on the board attended the 2009 annual meeting of stockholders.

Our board of directors has established an audit committee, compensation committee, corporate governance committee and a business development committee. The charters for the audit committee, compensation committee and corporate governance committee are available on our website described below. In addition, the board may from time to time establish special purpose committees, such as our recently established capital review committee.

Corporate Governance Documents

Certain documents relating to corporate governance matters are available on our website at www.savvis.net. These documents include, among others, the following:

•	Charter for the audit committee of the board of directors;

•	Charter for the compensation committee of the board of directors;

•	Charter for the corporate governance committee of the board of directors;

•	Charter for the lead independent director;

•	Corporate Governance Guidelines; and

•	Code of Business Conduct and Ethics.

We intend to provide disclosure of any amendments to the Code of Business Conduct and Ethics (which serves as our code of ethics) or waivers of the Code that apply to our chief executive officer or senior financial officers, if any, on our website. Stockholders may also obtain a copy of any of these documents free of charge by contacting our Director, Investor Relations by email at investorrelations@savvis.net.

Director Independence

Of the eight directors currently serving on the board of directors, the board has determined that Messrs. Clark, Heintzelman, McInerney, Peterschmidt and Welsh, Dr. Pellow and Ms. Walton, constituting a majority of the directors, are “independent directors” as defined in the rules of The Nasdaq Stock Market, Inc. (Nasdaq) and pursuant to our Corporate Governance Guidelines. In the course of the board’s determination regarding the independence of each non-employee director, it considered any transactions, relationships and arrangements that each director has had with our company. In particular, the board evaluated for:

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Messrs. Clark, McInerney and Welsh, their relationship with Welsh, Carson, Anderson & Stowe, our company’s largest stockholder (WCAS), their individual holdings in our company’s common stock, and the shareholdings of WCAS entities, and determined that their relationship with WCAS, and their ownership interest in our company does not preclude their independence since their interests are ultimately aligned with that of our common stockholders;

•

Mr. McInerney, the annual amount of purchases from us by two companies which he and his immediate family or he alone owns a majority interest, and determined that the amount of purchases in 2009 for both entities was $809,750, or less than one percent of the annual revenues of our company; and

•

Dr. Pellow, the significant charitable contributions made by Mr. McInerney to St. John’s University where Mr. McInerney serves as Chairman of the Board of Trustees and where Dr. Pellow serves as Executive Vice President and Chief Operating Officer, and determined that Mr. McInerney’s relationship with St. John’s University, including that the contributions were made by Mr. McInerney personally and not by us and that the size of his personal contributions were not a significant portion of St. John’s University’s overall donations, would not interfere with Dr. Pellow’s exercise of his independent judgment.

All members of the audit, compensation and corporate governance committees must be independent directors as defined by Nasdaq rules and members of the audit committee must also satisfy a separate U.S. Securities and Exchange Commission (SEC) independence requirement.

The board has determined that all members of the audit, compensation and corporate governance committees are independent under the Nasdaq rules. In addition, the board has determined that Mr. Heintzelman, Dr. Pellow and Ms. Walton meet the additional independence standards for audit committee members.

Audit Committee.    Our audit committee consists of Clyde A. Heintzelman, James P. Pellow and Mercedes A Walton. Mr. Heintzelman serves as chairman of our audit committee. The board has determined that Dr. Pellow is an “audit committee financial expert” as defined by the SEC rules and regulations.

The responsibilities of our audit committee include:

•	engaging an independent registered public accounting firm to audit our financial statements and to perform services related to the audit;

•	reviewing the scope and results of the audit with our independent auditors;

•	considering the adequacy of our internal accounting control procedures; and

•	considering auditors’ independence.

The audit committee held eleven meetings during 2009. The committee’s report is on page 14.

Compensation Committee.    Our compensation committee consists of Thomas E. McInerney, David C. Peterschmidt and Patrick J. Welsh. Mr. Welsh serves as chairman of our compensation committee. The compensation committee is responsible for determining the salaries and incentive compensation of our executive officers and administering our incentive compensation plans. During 2009, our compensation committee engaged an outside independent executive compensation consultant, Frederic W. Cook & Co., Inc., to advise the committee. Additional information on the committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis section below. The compensation committee held ten meetings during 2009. The committee’s report is on page 26.

Compensation Committee Interlocks and Insider Participation.    Messrs. McInerney and Welsh are general partners of WCAS and affiliated entities. We have granted Messrs. McInerney, Welsh and individuals and investment funds affiliated with WCAS who own our common stock demand and piggy-back registration rights. In addition, two companies of which Mr. McInerney and his family own a majority interest purchased services from us in 2009 in the aggregate amount of $809,750. For more information, please see “Certain Relationships and Related Transactions” below. No member of our board’s compensation committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our board of directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our board’s compensation committee.

Corporate Governance Committee.    Our corporate governance committee consists of John D. Clark, Clyde A. Heintzelman and James P. Pellow. Dr. Pellow serves as chairman of our corporate governance committee. The corporate governance committee is responsible for identifying director nominees for the board and the development and review of our Corporate Governance Guidelines. The committee also oversees the annual self-evaluations of the board and its committees and makes recommendations to the board concerning the structure and membership of the board committees. The corporate governance committee held three meetings during 2009.

The corporate governance committee regularly assesses the appropriate size of the board, whether there are any specific board needs and whether any vacancies on the board of directors are expected. In the event that vacancies are anticipated, or otherwise arise, our corporate governance committee considers various potential candidates for director. In identifying director nominees, the corporate governance committee solicits ideas for possible candidates from a number of sources including members of the board of directors and management. In addition, the corporate governance committee may from time to time use its authority under its charter to retain at our expense one or more search firms to identify candidates. If the corporate governance committee retains a search firm, the firm may be asked to identify possible candidates who meet the desired qualifications expressed in our Corporate Governance Guidelines and may be asked to interview and screen such candidates (including conducting appropriate background and reference checks).

Once director candidates are identified, our corporate governance committee considers all candidates identified and will evaluate each of them based on the same criteria. In evaluating director nominees, the corporate governance committee seeks to achieve a balance of knowledge, experience, diversity and capability on the board. In addition, the corporate governance committee considers it desirable that each member of our board of directors has experience in positions with a high degree of responsibility, be a leader in the companies or institutions with which he or she is affiliated and has the potential to make significant contributions to our company. If a candidate continues to be of interest to our corporate governance committee after the initial review process, the members of our corporate governance committee will interview the candidate, and later interviews will be conducted by additional board members and senior management. The corporate governance committee will have background and reference checks conducted and will then meet to finalize its list of recommended candidates for the board’s consideration.

We do not have a formal policy with regard to the consideration of any director candidates recommended by stockholders. Despite not having a formal policy, the corporate governance committee will consider stockholder recommendations, provided that the recommendation contains sufficient information for the corporate governance committee to assess the suitability of the candidate, including the candidate’s qualifications. The general qualifications and specific qualities and skills for directors are set forth in our Corporate Governance Guidelines. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by directors and management receive. Stockholders who wish to recommend candidates for the board should send such recommendations to SAVVIS, Inc., Corporate Secretary, 1 SAVVIS Parkway, Town & Country, Missouri 63017. The corporate governance committee has full discretion in considering its nominations to the board.

Board Leadership Structure and Role in Risk Oversight

The Company’s Corporate Governance Guidelines establish a general principle that the Chairman and the Chief Executive Officer roles be occupied by different individuals. When Mr. Ousley was serving in an interim capacity, the corporate governance committee concluded at its February 25, 2010 meeting that the benefit to the company of continuity in the chairman position during the management transition period following the former CEO’s departure outweighed any related disadvantage and had aided the board’s oversight of management.

In considering Mr. Ousley’s appointment as Chief Executive Officer, the Board considered whether Mr. Ousley should continue as Chairman in addition to his service as Chief Executive Officer. The Board noted that there are no prohibitions in Nasdaq or SEC rules against combining the CEO and Chair roles. The Board acknowledged that, in this case, it makes sense to combine the roles since Mr. Ousley has served as Chair since 2006 and as Interim CEO for several months, and he understands the Board’s expectations and its functioning. The Board noted that it is pleased with Mr. Ousley’s performance in both roles, and he has demonstrated a unique perspective and ability to communicate with the Board and management. The Board therefore concluded that it is appropriate for Mr. Ousley to serve as both Chairman and Chief Executive Officer.

In connection with its determination that it is appropriate for Mr. Ousley to serve as both Chairman and Chief Executive Officer, the Board amended its Corporate Governance Guidelines to provide that if the positions of Chairman of the Board and Chief Executive Officer are held by the same person, then the Board will elect a lead independent director to serve in accordance with a charter adopted by the board of directors. In accordance with the revised Corporate Governance Guidelines, the Board appointed Dr. Pellow as lead independent director and adopted a related charter on March 8, 2010. As lead independent director, Dr. Pellow’s responsibilities include presiding at executive sessions of the independent directors, calling meetings of the independent directors, approving meeting agendas and meeting schedules, approving the quality, quantity and timeliness of information sent to the board, serving as the principal liaison between the independent directors and the Chairman, and such other duties and responsibilities as the board of directors may determine. A more detailed description of the roles and responsibilities of the lead independent director is available on our website.

The board of directors retains ultimate responsibility for the oversight of risk. Under the current audit committee charter, the audit committee is charged with “assisting the Board of Directors with its oversight of the risk management function” and meeting “periodically with management, internal audit staff and the independent auditor to review the Company’s major financial, significant compliance and significant operating risks and the risk mitigation programs for significant risk that management has put in place to monitor and control such risks.” The Vice President-Internal Audit reports directly to the audit committee on matters of risk (with a dotted line to our Chief Financial Officer) and thus helps the audit committee fulfill its responsibilities to the board under its charter. In addition, the Chief Financial Officer, with day-to-day risk management responsibilities, reports to the Chief Executive Officer, with access to the audit committee or board as needed.

Communications with Board of Directors

The board of directors provides a process for stockholders to send communications to the board or any of the directors. Stockholders may send written communications to the board or any of the directors c/o Corporate Secretary, SAVVIS, Inc., 1 SAVVIS Parkway, Town & Country, Missouri 63017. The Corporate Secretary, or the Corporate Secretary’s designee, will review all such correspondence to determine that the substance of the correspondence relates to the duties and responsibilities of the board or individual board member before forwarding the correspondence to the intended recipient. Spam, junk mail, solicitations, and hostile, threatening, illegal or similarly unsuitable material will not be forwarded to the intended recipient and, if circumstances warrant, may be forwarded to our security staff. Any communication that is not forwarded may be made available to the intended recipient at his or her request. The information on this process is also contained on our website at www.savvis.net.

Director Compensation

The following table provides compensation information for 2009 for each member of our board of directors, who was not an employee of our company in 2009.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
John D. Clark	$40,000	—	$74,061	—	—	$114,061
Clyde A. Heintzelman	60,000	—	74,061	—	—	134,061
Thomas E. McInerney	55,000	—	74,061	—	—	129,061
James E. Ousley	150,000	—	92,574	—	—	242,574
James P. Pellow	55,000	—	74,061	—	—	129,061
David C. Peterschmidt	40,000	—	74,061	—	—	114,061
Mercedes A. Walton	50,000	—	74,061	—	—	124,061
Patrick J. Welsh	45,000	—	74,061	—	—	119,061

(1)	Represents the aggregate cash annual retainer, committee fees and chairman fees, as applicable, for each non-employee director. For more information, see “—Cash Compensation” below.

(2)	At fiscal year end, each of Messrs. Clark, McInerney, Peterschmidt and Welsh, and Ms. Walton held 2,400 shares of unvested restricted stock; each of Mr. Heintzelman and Dr. Pellow held 1,200 shares of unvested restricted stock; Mr. Ousley held 1,500 shares of unvested restricted stock, all of which shares were pursuant to awards made in previous fiscal years.

(3)	This column represents the aggregate grant date fair value computed in accordance with ASC Topic 718. Stock options will vest on the first anniversary of the date of grant, May 19, 2009. For additional information, refer to Note 15 of our audited consolidated financial statements in our Form 10-K for the year ended December 31, 2009, as filed with the SEC. At fiscal year end, the aggregate number of option awards outstanding for each director was as follows: Mr. Clark 11,938; Mr. Heintzelman 21,938; Mr. McInerney 11,938; Mr. Ousley 28,922; Dr. Pellow 20,938; Mr. Welsh 11,938; Mr. Peterschmidt 11,938; and Ms. Walton 11,938.

Cash Compensation

During 2009, we paid each of our non-employee directors the following cash compensation:

Director Fees
Annual Retainer
Board Retainer	$30,000
Committee Member	$10,000
Board Chairman	$90,000
Audit Committee Chair	$20,000
Governance Committee Chair	$15,000
Compensation Committee Chair	$15,000
Business Development Committee Chair	$15,000

We also reimbursed our non-employee directors for their reasonable expenses in connection with attending board meetings.

Equity Compensation

Each of our non-employee directors received a grant of $74,061, and our chairman received a grant of $92,574, in the form of stock options. The stock option awards were determined based on the fair market value of our common stock on the grant date and were awarded on the date of our 2009 annual stockholders meeting. The stock option awards vest on the first anniversary of the date of grant.

AUDIT COMMITTEE MATTERS

Audit Committee Report for Fiscal Year 2009

In accordance with its written charter adopted by the board of directors, the audit committee of the board assists the board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. In addition, the audit committee is responsible for overseeing the company’s implementation of the internal controls required under Section 404 of the Sarbanes-Oxley Act of 2002. The audit committee has reviewed and discussed the company’s audited financials for the fiscal year ended December 31, 2009, with our management. The audit committee has discussed with Ernst & Young LLP, our independent registered public accounting firm during fiscal year 2009, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended and restated by the Public Accounting Oversight Board (PCAOB) in Rule 3200T. The audit committee has received the written disclosures and the letter from Ernst & Young LLP required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with Ernst & Young LLP its independence. Based on the review and discussions described above, the audit committee recommended to the board of directors that the company’s audited financial statements be included in its annual report on Form 10-K for the fiscal year ended December 31, 2009.

Submitted by the Audit Committee,

Clyde A. Heintzelman (Chairman)

James P. Pellow

Mercedes A. Walton

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(Proposal 2)

The audit committee of the board of directors has appointed the firm of Ernst & Young LLP (E&Y) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010, subject to ratification of this appointment by our stockholders. E&Y was first appointed in March 2003. E&Y audited our financial statements at, and for the year ended, December 31 of each year since the appointment. E&Y also audited our internal control over financial reporting as of December 31, 2009, and provided an opinion as to the effectiveness of our internal control over financial reporting as of that date. E&Y is considered by management to be well qualified. The firm has advised us that neither it nor any of its members has any direct or material indirect financial interest in our company.

As a matter of good corporate governance, the audit committee submits its selection of the independent registered public accounting firm to our stockholders for ratification. If the selection of Ernst & Young LLP is not ratified by the majority of the shares of common stock present or represented at the annual meeting and entitled to vote on the matter, the audit committee will review its future selection of an independent registered public accounting firm in the light of that vote result.

Aggregate fees billed to the company for the fiscal years ended December 31, 2009, and 2008, by E&Y and its affiliates were as follows:

	Fiscal year ended December 31
	2009	2008
Audit Fees(1)	$1,144,519	$1,309,658
Audit-Related Fees(2)	350,111	343,500

Total Audit and Audit-Related Fees	1,494,630	1,653,158
Tax Fees(3)	115,329	179,601
All Other Fees	—	—

Total Fees	$1,609,959	$1,832,759

(1)	Audit fees represent fees for professional services rendered in connection with the engagement to audit the annual consolidated financial statements, review of our quarterly consolidated financial statements, perform statutory audits required for certain subsidiaries and the audit of our internal control over financial reporting.

(2)	Audit-related fees consisted primarily of fees related to our public offerings in addition to accounting and reporting research and consultations and SAS 70 services.

(3)	Includes fees for tax consulting services, tax compliance services, and preparation of foreign tax filings.

The audit committee of the company has adopted a policy to require pre-approval of all audit, audit-related and non-audit services provided by the company’s principal accounting firm. The Chairman of the audit committee has also been delegated the authority to pre-approve services of up to an aggregate of $100,000 per instance. All the services in 2009 in the table above were pre-approved by the audit committee or were, in the aggregate, less than $100,000, and thus were pre-approved by the Chairman of the audit committee.

One or more representatives of E&Y will be present at the annual meeting of stockholders, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Vote Required.    Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of the holders of a majority of the votes represented by our outstanding shares of common stock present at the annual meeting, in person or by proxy, and entitled to vote.

The Board of Directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP for the fiscal year ending December 31, 2010.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We discuss the effect of our company’s performance and the effect of other factors on 2009 compensation decisions below. This Compensation Discussion and Analysis provides information regarding (1) the overall structure of our executive compensation program; (2) components of our executive compensation program for our named executive officers; and (3) the process, substance of, and rationale for individual decisions concerning compensation of our named executive officers during 2009.

Our named executive officers for 2009 were Philip J. Koen, Jeffrey H. Von Deylen, Gregory W. Freiberg, William D. Fathers, Thomas T. Riley, and Bryan S. Doerr. Mr. Von Deylen served as our Chief Financial Officer from January 1 to April 20, 2009, at which time he assumed different responsibilities and was replaced by Mr. Freiberg. Mr. Koen served as our Chief Executive Officer in 2009, but resigned on January 8, 2010. The terms of Mr. Koen’s separation are discussed under “Potential Payments Upon Termination or a Change in Control—Individual Agreements.” Mr. James Ousley, Chairman of the Board, was appointed as our Chief Executive Officer on March 7, 2010 and served in an interim CEO capacity immediately following Mr. Koen’s resignation.

Objectives of our Compensation Program

The fundamental objectives of our executive compensation program are to compensate executives in a way that advances both the short- and long-term interests of our stockholders while enabling our company to attract and retain executive management talent. We approach these objectives through three key components:

•	a cash-based salary component, reviewed annually by our compensation committee based on the individual performance of the executive and a review of our peer group;

•

an annual bonus, in the form of cash and/or stock, with the percentage target of base salary reviewed annually against our peer group and payable upon the achievement of corporate financial performance objectives and the individual performance of the executive; and

•	a long-term equity component that provides for periodic annual grants of long-term equity compensation, in the form of stock options and performance- and service-based restricted stock units.

We endeavor to design short-term and long-term incentive plans that reward performance based on achievement of different, but complementary, financial and strategic objectives. In setting these goals, the committee considers our company’s performance against key performance metrics of the companies identified in our peer group described below. We believe that a balanced approach to compensation decisions motivates management’s efforts to drive positive outcomes in both the current and future environments and mitigates the risk that any one incentive could lead executive officers to take actions that are not in our best interests.

Setting Executive Compensation

Role of Compensation Committee and Executive Officers

Our compensation committee’s primary duties and responsibilities are to establish and implement our compensation policies and programs for executive officers. The compensation committee’s charter, which can be found on our website at www.savvis.net, lists the specific responsibilities of the committee. The primary duties of the committee with regard to executive compensation are to annually review and assess the policies, practices and structures for the compensation of executive officers, including determining appropriate base salary, bonuses and equity awards for these officers. The compensation committee reviews its charter annually and submits any recommended changes to our board of directors.

Our compensation committee reviews and specifically approves all compensation decisions for all executive officers, including our named executive officers. Our Senior Vice President—Corporate Services works most closely with our compensation committee, both in providing information and analysis for review, and in advising the committee concerning compensation decisions, except as it relates specifically to her own pay. Our CEO and Board Chair, Mr. Ousley, Mr. Koen (during his tenure as CEO), and other members of our senior management may be invited to attend all or a portion of a compensation committee meeting, from time to time, depending on the nature of the agenda items. Neither Mr. Ousley, after his assumption of interim CEO or CEO duties, Mr. Koen, nor any other member of management votes on items before the compensation committee. However, each of Mr. Ousley and Mr. Koen has made compensation recommendations for the other named executive officers and those executives reporting directly to him. In addition, the compensation committee solicited the views of Mr. Koen on compensation matters, especially as they related to the compensation of the other named executive officers and those executives reporting directly to him.

Role of Compensation Consultants

During 2009, our compensation committee engaged an outside independent executive compensation consultant, Frederic W. Cook & Co., Inc., to advise the committee. Our compensation committee utilized this outside consultant during 2009 to provide information regarding market compensation and practices and to assist the committee in the review and evaluation of such compensation and practices. The compensation consultant also worked with our Senior Vice President—Corporate Services and supporting personnel to obtain background information and related support in preparing its report for the compensation committee and prepared an analysis of director compensation to assist the committee in its review of director remuneration. Following the committee’s retention of the consultant and the committee’s receipt of the consultant’s recommendations in 2009, the Company engaged the consultant to assist with an analysis of compensation practices at our peer group companies. Additionally, the consultant provided an advisory review for the Company related to equity compensation administration specific to our May 2009 equity exchange, which was reviewed by the committee and by our board of directors and subsequently approved by our stockholders. Other than these limited, specific engagements, the consultant provided no other services to our company.

Peer Group for Determining Executive Compensation

In determining actual compensation levels during 2009, our compensation committee considered all components of our compensation program together, rather than focusing on any one component in isolation. If a particular component causes an individual officer’s compensation package to fall outside of what the committee subjectively believes to be reasonable for that executive under the circumstances, future adjustments, either to that component or another component of compensation will be considered.

The committee’s views are informed by data from a peer group provided by the compensation consultant. The committee believes that peer group data are helpful to assess market pay practices, but not determinative of its decisions, as understanding the pay practices of our peers helps us to ensure our overall compensation package remains attractive and assists with executive retention.

The committee reviewed the components of our compensation programs to those of the companies that it established as its “peer group” for these purposes. The peer group was comprised of technology companies that we believe are comparable to our company in terms of size and business economics. For the compensation review conducted during 2009, the peer group consisted of the following companies:

Akamai Technologies, Inc.	Rackspace Holdings, Inc.
Digital River, Inc.	Salesforce.com, Inc.
EarthLink, Inc.	Terremark Worldwide, Inc.
Equinix, Inc.	tw telecom inc.
Global Crossing Limited	VeriFone Holdings, Inc.
Internap Network Services Corporation	Verisign, Inc.

In general, the committee sets an objective of establishing total target cash compensation between the 50th and 75th percentile of competitive market practices, although individual compensation may vary. Total target cash compensation is defined as the sum of base salary in addition to a bonus award paid at 100 percent of bonus target.

During 2009, the committee, with the assistance of its compensation consultant, compared key business metrics for each company in the peer group over a three year period to those of our company. The metrics included EBITDA growth, revenue growth, total stockholder return and a three year average operating cash flow return on invested capital. Based on that review, the committee determined that our company is at the 75th percentile for EBITDA margin improvement, approximately median for EBITDA growth, and the 25th percentile for revenue growth over the three year period. Our recent EBITDA returns rank above the peer group median on a one-year basis and in the top quartile on a 3-year average basis. Our operating cash flows return on net capital employed ranked approximately at the median during the latest year, and in the top quartile of the peer group on a three year basis. The committee confirmed that our total stockholder return for the most recent year was in the 75th percentile, an improvement on the three year average return, which was in the 25th percentile.

Our Executive Compensation Program

This section describes the committee’s approach to the individual components of our executive compensation program (base salary, annual bonuses in cash and equity, long-term equity incentives, and perquisites).

As noted above, our committee sets an objective of establishing total target executive compensation between the 50th and 75th percentile of competitive market practices. The committee believes that the design of our compensation program will allow us to attract and retain the appropriate level of executive talent while appropriately rewarding high performance through what the committee believes to be “stretch” performance objectives.

While it is an objective of the committee to position total target compensation between the 50th and 75th percentile of the peer group, such positioning was only one factor considered by the committee in determining each individual named executive officer’s actual compensation during 2009. As discussed in more detail below, other factors affecting compensation paid during 2009 included the committee’s subjective assessment of the executive’s performance during the year; his tenure and experience; the overall performance of our company; any retention concerns; the recommendations of the CEO, Mr. Koen for the majority of actions taken in 2009, and Mr. Ousley in his capacity as interim CEO with respect to the second half 2009 annual incentive bonus payment, which was finally determined in February 2010; and the executive’s historical compensation.

In 2007, the committee adopted the practice of annual equity grants. Recognizing the inconsistent timing and size of historical grants, the committee reviews annual total target compensation in conjunction with the value of the most recent equity grant, as well as (for executives who received larger historical grants) the sum of total target cash and the theoretical grant date fair value of long-term incentives awarded during 2005, 2006, 2007, and 2008, annualized over a 4-year vesting period.

Base Salary

We determine base salaries for our executives based on job responsibilities and their prior relevant background and experience. An executive’s base salary is also evaluated in reference to the 50th and 75th percentile base salary range of comparable positions in our peer group together with other components of the executive’s total target cash compensation to ensure that the executive’s total target cash compensation is in line with our overall compensation philosophy. Actual individual salary amounts reflect our committee’s subjective judgment with respect to each executive officer’s responsibility, individual performance, experience, and other factors, including any retention concerns, overall performance of our company and the individual’s historical compensation. Our compensation committee reviews base salaries annually each February and may also adjust an executive’s base salary during the year for promotions or other changes in the scope of an executive’s role or responsibilities.

Mr. Koen recommended that the compensation committee not increase base salaries for the named executive officers in 2009 in light of overall market conditions and the decision of management to carefully monitor salary expense across the company. In February 2009, our compensation committee considered Mr. Koen’s recommendation and reviewed the base salaries for all of our executive officers relative to peer group data. The committee decided not to increase the annual base salaries of the named executive officers during its February 2009 review, although subsequent reviews did result in increases for two individuals in connection with changes in responsibility, in the case of Mr. Fathers, and market positioning of salary for retention purposes in the case of Mr. Doerr. The committee may elect to review compensation throughout the year and make changes as market conditions, responsibilities, or other factors change.

Annual Bonuses

Annual Cash Bonus

Annual performance-based bonuses reflect our policy of requiring a certain level of company financial performance for the prior fiscal year before any cash bonuses are earned by executive officers. When establishing the performance targets, our compensation committee reviews and discusses with both the affected executives and the full board of directors our business plan and its key underlying assumptions and then establishes the performance targets for the year on either or both of a company plan or individual basis. In the beginning of 2009, as part of the committee’s annual review of executive compensation, it reviewed the bonus target as a percent of salary for each executive. The amount of the annual bonus paid to each executive ranges from 50% to 120% of the executive’s base salary. For each of the named executive officers, the target annual incentives for 2009 are set forth under “Market Analysis and Individual Actions Related to Total Compensation in 2009”, beginning on page 22.

2009 Annual Incentive Plan

In 2009, our compensation committee established performance goals for 2009 bonuses under the annual incentive plan, which we refer to as the 2009 AIP or the plan, based upon our company achieving certain specified levels of adjusted gross EBITDA in the first and second half of 2009. Adjusted gross EBITDA for plan purposes is defined differently than the adjusted EBITDA we report in our quarterly financial-results press releases, which we file with the SEC. For plan purposes, adjusted gross EBITDA, in addition to excluding non-cash equity-based compensation expenses and one-time asset disposition gains or losses, also excludes certain non-recurring accounting adjustments that the compensation committee has determined do not reflect on-going performance. The plan has a formula that establishes a payout range if and to the extent that performance goals are met or exceeded. To motivate strong performance in the first half of the fiscal year, the committee elected to divide the annual incentive plan into two performance periods; 45% of the bonus was paid after the first six months of the fiscal year based on company and individual performance during that period assuming that the minimum level of adjusted gross EBITDA for the first half of the fiscal year had been met. The remaining unpaid bonus award was paid after the completion of the fiscal year, depending on the company and individual performance for the entire fiscal year, and review of results by the compensation committee at its February meeting. Additionally, to strengthen the alignment between stockholders and senior executives, up to 50% of the target bonus award, based on the stock price at time of grant, was payable in restricted stock valued at date of grant, with the remainder in cash.

We use a formula to determine the funding of a bonus pool based on a percentage of corporate goal achievement. No awards would have been paid if our performance did not meet the minimum threshold. Awards of up to 100% of target could be paid if our performance met the target, and performance above this level was eligible to fund a discretionary pool. One hundred percent of the individual bonus determination for the named executive officers was based upon performance against these goals.

In addition to company financial goals, business unit and individual goals are established under the annual incentive plan. These goals are intended to align the participant’s interests with the company’s fiscal year operating plan and strategic objectives. Attainment of the individual goals is subjectively assessed and can affect the amount of the bonus payments.

For 2009, our adjusted gross EBITDA for plan purposes was $220.5 million, exceeding the 2009 full-year target of $216.8 million. However, balancing a review of strong company performance with lower than expected sales performance, even though it was not an element of the incentive plan, management recommended to the committee that the annual bonus pool be funded at 100% of its plan target. The compensation committee reviewed the company’s 2009 performance as well as management’s recommendation, and approved the bonus pool for the 2009 AIP at 100% of target, thus reducing the amount of the bonus pool that otherwise would have been made available.

2010 Annual Incentive Plan

Under the 2010 annual incentive plan, awards are based on the achievement of the following performance goals:

•

a target adjusted EBITDA performance goal established by our compensation committee (similar to prior year annual incentive plans); and target company net revenue performance goal established by our compensation committee; and

•	specific business unit and/or personal performance goals and objectives established for each executive annually.

The addition of a net revenue performance goal is the result of committee’s assessment of our company’s performance against this measure to that of the peer group as discussed above. The target levels are based on our company’s 2010 budget approved by our board of directors.

Long-Term Equity Incentives

Long-term equity incentives are a significant component of total executive officer compensation. These incentives are designed to motivate executive officers to improve financial performance and stockholder value by aligning their interests with the interests of long-term investors, as well as encouraging the long-term employment of the executive officers. In determining the amount of awards granted to each named executive officer, the compensation committee does not apply a formula or have specific targets in mind. Instead, it makes a subjective determination of the appropriate size of an award taking into account, among other factors, retention objectives, compliance with industry best practices and guidance regarding the trends for burn rate levels and equity vehicles, dilution (measured as a percentage of the outstanding common stock at the end of each fiscal year), and data provided by its compensation consultant. During 2009, equity incentives included stock options, restricted stock, restricted stock units and restricted preferred units.

Stock Options

Named executive officers initially receive an equity grant, normally in the form of options, when they join our company. With input from management, the committee generally determines the number of options subject to the grant subjectively, based upon the named executive officer’s position with us and his or her relevant prior experience. In 2007, our compensation committee elected to shift to an annual equity review and grant procedure in order to maintain a stronger connection between stockholder interests and individual rewards and for executive officer retention purposes. Equity compensation is reviewed in light of market conditions, peer group practices, historical holdings and the executive’s individual impact on the performance of our company.

As previously reported, in May 2009, our stockholders approved an option exchange program. Mr. Koen voluntarily elected not to participate. Messrs. Von Deylen, Fathers and Doerr had historical equity grants that met the stockholder-approved criteria for the exchange, and each participated and received new equity grants upon the forfeiture of their historical grants.

Name	Options Surrendered	Options Received
Jeffrey H. Von Deylen	365,000	278,246
William D. Fathers	285,000	199,431
Bryan S. Doerr	170,000	135,064

Messrs. Freiberg and Riley were new in their roles at the company and did not meet eligibility criteria to participate in the exchange. Given the market conditions and the approved option exchange, in lieu of an annual equity grant the committee determined to award limited equity grants during 2009 in connection with performance and changes in responsibility or new hires. The committee may elect in the future to review the named executive officer equity holdings and consider the results of any such review in making future equity grants.

Restricted Stock Units & Restricted Preferred Units

In 2005, our compensation committee revised its approach to granting equity awards to executives to reflect new accounting pronouncements and evolving practices at other public corporations, as well as our own objectives of further enhancing the link between employee performance and the creation of stockholder value. The revised approach included awarding restricted stock units and introducing performance requirements for the vesting of some long-term incentive grants made to executive officers.

Under this approach, our compensation committee granted performance- and service-based restricted stock units to Mr. Koen when hired in 2006, and had previously granted similar awards to Messrs. Von Deylen and Doerr. The restricted stock units were designed to award the executives for meeting performance targets and to provide executives with long-term retention incentives if performance targets were not met in any year. The size of each award reflected the recipient’s position and anticipated level of future contribution. Vesting of the restricted stock units depended upon continued employment with our company and the achievement of certain specified levels of adjusted EBITDA. In February 2009, the compensation committee reviewed the performance requirements for the outstanding restricted stock and determined that the remaining units granted in 2005 had met the performance criteria outlined in the plan. As a result, the remaining outstanding restricted stock units vested in March 2009. Mr. Von Deylen and Mr. Doerr each elected to defer delivery of the last tranche of their restricted stock until January 2010.

When considering 2010 company performance objectives and aligning compensation to them, in November 2009, our compensation committee approved an equity grant of restricted shares to each executive officer with revenue-based performance criteria aligned with the 2010 business plan. As a result, the grant date fair value of these awards is reflected in the Summary Compensation Table on page 26, even though these awards relate to 2010 performance. If earned, the grants will become eligible for vesting on the compensation committee’s determination that the target revenue performance goal was met and will vest in four equal parts on or before March 15 of each year beginning in 2011.

Perquisites

We provide our executive officers with the same employee benefits as all our regular employees, under our company’s broad-based plans. These benefits include medical insurance, life and disability insurance, dental insurance, and a 401(k) plan. Our 401(k) plan provides that each participant may contribute up to 60% of his or her salary (not to exceed the annual statutory limit). We generally make matching contributions to each participant’s account equal to 50% of the participant’s contribution up to 8% of the participant’s annual compensation. As set forth in note 5 of the Summary Compensation Table, during 2009, we reimbursed Mr. Freiberg for the expenses he incurred in connection with his relocation to St. Louis, Missouri. Our use of perquisites as an element of compensation is limited and is largely based on historical practices and policies of our company. Currently, we have no executive perquisites programs in place. We do not view perquisites as a significant element of our comprehensive compensation structure, but do believe that they can be used in conjunction with other elements of compensation to attract, motivate and retain individuals in a competitive environment.

Termination Based Compensation

Severance

Upon an involuntary termination of employment, most of our executive officers, including our named executive officers, are entitled to receive severance payments under their employment agreements. In determining whether to approve and in setting the terms of such severance arrangements, the compensation committee recognized that these highly ranked executives often face challenges securing new employment following termination. Severance for termination without cause or for good reason for executive officers is generally twelve months of base salary, a prorated annual bonus for the year in which the termination occurs at the discretion of our compensation committee and twelve months of continued medical coverage. In general, the amount of the severance and benefits received following termination of employment is equal to the length of the executive’s non-compete and non-solicitation agreement with our company. The employment agreements for all executive officers are intended to comply with Section 409A of the Internal Revenue Code.

Change in Control

Upon a change in control of our company, each named executive officer is entitled under specified circumstances to the severance payments described above and accelerated vesting of outstanding unvested equity awards. These change in control provisions are designed to promote stability and continuity of executives during a change in control. The change in control agreements are “double-trigger” agreements, meaning that to receive benefits under the agreement within a specified time period following a change in control the executive must be terminated by us or the successor company without cause, or the executive must terminate employment for good reason, as defined in the agreements. Information regarding applicable payments under the agreements discussed above for the named executive officers is provided under the heading “Potential Payments Upon Termination or Change in Control” below.

Market Analysis and Individual Actions Related to Total Compensation in 2009

As indicated, the committee compares the compensation components to those of companies that it established as our “peer group” for these purposes and considers all elements (base salary, bonus and long term incentives) reflected in total target compensation when making pay decisions. Except as discussed below, our compensation committee did not increase the annual base salaries of the named executive officers during its February 2009 review. In addition, with input from Mr. Ousley, our committee did not approve salary increases for 2010. The specific considerations for each individual pay decision are as follows:

Philip J. Koen. Mr. Koen’s annual base salary was at the 25th percentile of the peer group for chief executive officer annual base salary and his total target cash compensation was also at the 25th percentile. Early in 2009, to address Mr. Koen’s cash compensation position relative to a peer group comparison, the committee increased his annual bonus target from 85% to 100%. After further review, effective July 1st, the committee again increased Mr. Koen’s annual bonus target of 100% to 120% of base salary, increasing his target bonus opportunity from $489,250 to $587,100 on an annual basis. As a mid-year bonus payment, after having met 100% of his goals for the mid-year performance period, Mr. Koen received $110,081 and 14,059 shares of common stock, receiving the full target bonus opportunity for that period. Our committee also recognized that the remainder of the equity grants provided at the start of Mr. Koen’s employment (stock options or restricted preferred stock units) had minimal or no intrinsic value, and thus no retentive value, in light of the then current market price of our common stock. As a result, the committee decided to cancel one half of Mr. Koen’s remaining restricted preferred units in exchange for a new grant of 242,914 options to purchase common stock at a price of $8.37 per share. These options were vested upon grant, in order to remain consistent with the vesting schedule of the original restricted performance units that they were replacing. In addition, Mr. Koen was granted the maximum size annual option award permitted under the company’s incentive plan, covering 666,666 shares, with a price of $17.32, the closing price on date of grant. Upon Mr. Koen’s resignation in January 2010, he forfeited three-fourths of this option grant. Details related to treatment of compensation as part of his separation agreement are discussed on page 32.

Gregory W. Freiberg. Mr. Freiberg’s annual base salary and total target cash was between the 25th and 50th percentile of our peer group. Mr. Freiberg’s total target compensation (total target cash compensation plus the annualized value of equity grants) is above the 75th percentile of the peer group. Upon his appointment as Senior Vice President and Chief Financial Officer in April 2009, Mr. Freiberg received a grant of options covering 325,000 shares. As a mid-year bonus payment, after having met 100% of his goals for the performance period, Mr. Freiberg received 5,603 shares of common stock, receiving the full pro-rata target bonus opportunity for that period. On February 25, 2010, the compensation committee reviewed the 2009 fiscal year performance against goals and awarded Mr. Freiberg $53,625 and 6,849 shares of common stock under the terms of our annual incentive plan, representing the outstanding portion of the full-year target bonus opportunity for 2009. Mr. Freiberg’s annual base salary is $325,000 and his annual target bonus is 60% of his annual base salary.

Jeffrey H. Von Deylen. Mr. Von Deylen served as our CFO for four months during 2009 and then assumed the position of Senior Vice President, Global Operations and Client Services. The committee considered his contributions as CFO, as well as market data for global operations heads in our peer group. Mr. Von Deylen’s total target cash compensation was above the 75th percentile of our peer group. For the 2009 performance year (including a 2009 bonus paid in 2010), his actual cash compensation was above the 75th percentile of the peer group. When considering the impact of historical equity grants, Mr. Von Deylen’s total target compensation (total target cash compensation plus the annualized value of equity grants), is above the median of our peer group. Mr. Von Deylen also received the final portion of a restricted stock grant awarded by the company in 2005. As a mid-year bonus payment, after having met 100% of his goals for the performance period, Mr. Von Deylen received $49,950 and 6,379 shares of common stock, receiving the full target bonus opportunity for that period. On February 25, 2010, the compensation committee reviewed the 2009 fiscal year performance against goals and awarded Mr. Von Deylen $73,260 and 7,797 shares of common stock under the terms of our 2009 annual incentive plan, representing 110% of the outstanding portion of the full-year target bonus opportunity for 2009. Mr. Von Deylen’s annual base salary is $370,000 and his annual target bonus is 60% of his annual base salary.

William D. Fathers. In connection with a change in responsibility, the committee reviewed market data and determined that Mr. Fathers’ annual base salary was below the median range for his position and that his total target cash compensation was slightly below the 50th percentile of our peer group. The committee increased his base salary to $400,000 and bonus target to 80% of base salary effective November 1, 2009, in consideration of his additional responsibilities. The committee also granted Mr. Fathers 115,000 restricted share units with performance restrictions based on a portion of revenue growth for the next three years. For the 2009 performance year (including a 2009 bonus paid in 2010), his actual cash compensation was slightly below the median of the peer group. When considering the impact of historical equity grants, his total target compensation (total target cash compensation plus the annualized value of equity grants) is above the median of the peer group comparables. As a mid-year bonus payment, after having met 100% of his goals for the performance period, Mr. Fathers received $49,950 and 6,379 shares of common stock, receiving the full target bonus opportunity for that period, and representing 45% of the annual target bonus. On February 25, 2010, the compensation committee reviewed the 2009 fiscal year performance against goals and awarded Mr. Fathers $84,038 and 8,944 shares of common stock under the terms of our 2009 annual incentive plan, representing 110% of the outstanding portion of the full-year target bonus opportunity for 2009.

Thomas T. Riley. The committee reviewed the market data for managing director – international and determined that Mr. Riley’s annual base salary was between the median and 75th percentile for his position and that his total target cash compensation was also between the median and 75th percentile of our peer group. For the 2009 performance year (including a 2009 bonus paid in 2010), his actual cash compensation was above the median range of the peer group. Mr. Riley’s total target compensation (total target cash compensation plus the value of equity grants) is above the median of the peer group comparables. Following his hiring on January 26, 2009, Mr. Riley received a grant of 250,000 options. As a mid-year bonus payment, after having met 100% of his goals for the performance period, Mr. Riley received $36,563 and 4,669 shares of common stock, receiving the full target bonus opportunity for that period, and representing 45% of the annual target bonus. On February 25, 2010, the compensation committee reviewed the 2009 fiscal year performance against goals and awarded Mr. Riley $40,219 and 5,137 shares of common stock under the terms of our annual incentive plan, representing 90% of the outstanding portion of the full-year target bonus opportunity for 2009. Mr. Riley’s annual base salary is $325,000, and his annual target bonus is 50% of his annual base salary.

Bryan S. Doerr. Mr. Doerr’s annual base salary was between the 25th percentile and median for his position and his total target cash compensation was also below median of our peer group. For the 2009 performance year (including a 2009 bonus paid in 2010), his actual cash compensation was below the median range of the peer group. Mr. Doerr’s total target compensation (total target cash compensation plus the value of equity grants) is above the 75th percentile of the peer group, which the committee considers desirable positioning for retention of our chief technology officer whose focus is on product development, including cloud initiatives. In the fall of 2009, with a particular focus on Mr. Doerr’s cash compensation relative to the peer group, the committee awarded Mr. Doerr a base salary increase of 9.2% and an increase in target bonus opportunity for 2010. As a result, effective January 1, 2010, Mr. Doerr’s annual base salary is $315,000, and his annual target bonus is 55% of his annual base salary. The committee also decided on November 30, 2009, to award him 30,000 performance-based restricted stock units vesting over a four year period. Mr. Doerr also received the final portion of a restricted stock grant awarded by the company in 2005. As a mid-year bonus payment, after having met 100% of his goals for the performance period, Mr. Doerr received $32,445 and 4,143 shares of common stock, receiving the full target bonus opportunity for that period, and representing 45% of the annual target bonus. On February 25, 2010, the compensation committee reviewed the 2009 fiscal year performance against goals and awarded Mr. Doerr $39,655 and 5,065 shares of common stock under the terms of our annual incentive plan, representing the outstanding portion of the full-year target bonus opportunity for 2009.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to the company’s chief executive officer and three other most highly compensated executive officers (other than the chief financial officer) as of the end of the fiscal year. However, pursuant to regulations issued by the U.S. Treasury Department, certain limited exemptions to Section 162(m) apply with respect to qualified “performance-based compensation.” While the tax effect of any compensation arrangement is one factor to be considered, such effect is evaluated in light of our overall compensation philosophy. To maintain flexibility in compensating executive officers in a manner designed to promote varying company goals, our compensation committee has not adopted a policy that all compensation must be deductible. Accordingly, our compensation committee has from time to time approved elements of compensation for certain officers that are not fully deductible, and reserves the right to do so in the future in appropriate circumstances.

Stock Ownership Requirements

We do not require that our executive officers maintain a minimum level of ownership of our common stock.

Compensation Committee Report on Executive Compensation for 2009

We have reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on the reviews and discussions referred to above, we recommended to the board of directors that the Compensation Discussion and Analysis referred to above be included in our 2010 proxy statement and incorporated by reference into our 2009 annual report on Form 10-K.

Submitted by the Compensation Committee,

Patrick J. Welsh (Chairman)

Thomas E. McInerney

David C. Peterschmidt

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the named executive officers for the fiscal year ended December 31, 2009. The named executive officers are our former Chief Executive Officer, Chief Financial Officer, our former Chief Financial Officer and the three other most highly compensated executive officers as of December 31, 2009. The values reflected in the Stock Awards and Option Awards columns represent the full fair market value of each award granted to each named executive officer as calculated in accordance with U.S. Generally Accepted Accounting Principles Accounting Standards Codification Topic 718. The amounts presented in the following table do not correspond to the actual value that will be recognized by the executives.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)(2)	Option Awards(3)(4)	Non-Equity Incentive Plan Compensation(1)	All Other Compensation(5)	Total
Philip J. Koen	2009	$489,250	$—	$268,971	$7,487,018	$271,533	$8,250	$8,525,022
Chief Executive Officer	2008	486,875	122,313	—	461,295	—	7,750	1,078,233
	2007	475,000	—	—	—	391,875	25,751	892,626

Gregory W. Freiberg	2009	227,708	—	555,173	2,128,980	53,625	417,335	3,382,821
Senior Vice President, Chief Financial Officer

William D. Fathers	2009	375,000	—	2,251,842	1,119,445	133,988	8,250	3,888,525
Senior Vice President, Global Sales and Marketing	2008	336,079	122,100	—	2,365,077	—	7,750	2,831,006

Thomas T. Riley	2009	304,167	—	385,016	1,018,557	76,782	8,250	1,792,772
Senior Vice President, Managing Director— International

Bryan S. Doerr	2009	288,400	—	891,613	742,760	72,100	8,250	2,003,123
Chief Technology Officer	2008	287,000	57,680	—	645,813	—	7,750	998,243

Jeffrey H. Von Deylen(6)	2009	370,000	—	515,711	1,514,802	123,210	8,250	2,531,973
Senior Vice President, Global Operations and Client Services	2008	356,677	74,000	—	830,331	—	7,750	1,268,758
	2007	345,000	—	—	—	227,700	7,750	580,450

(1)	The 2009 Annual Incentive Plan, which we refer to as the 2009 AIP, is split into cash and equity targets; non-equity incentive plan compensation amounts represent cash awards under the Plan.

(2)	This column represents the fair value of stock awards granted to the named executive officers during the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007. For restricted stock units and restricted stock awards, the fair value is calculated using the closing price of our company’s stock on the date of grant. For additional information, refer to Note 15 of our audited consolidated financial statements in our Form 10-K for the year ended December 31, 2009, as filed with the SEC.

(3)	This column represents the fair value of option awards granted to the named executive officers during the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007. For additional information, refer to Note 15 of our audited consolidated financial statements in our Form 10-K for the year ended December 31, 2009, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to 2009, refer to Note 15 of our audited consolidated financial statements in our Form 10-K for the respective year-end.

(4)	On June 29, 2009, certain of the named executive officers participated in the option exchange program approved by the Company’s shareholders in May 2009. Under the terms of the option exchange, eligible employees that participated exchanged options for similarly valued options based upon predetermined exchange ratios. The following describes the exchange details for those named executive officers which participated in the exchange.

•

Mr. Fathers exchanged 125,000 options granted on 4/30/07 with an initial fair value of $3,345,488 for 62,500 options with a fair value of $343,846; 30,000 options granted on 10/24/07 with an initial fair value of $555,321 for 18,750 options with a fair value of $106,203; and 130,000 options granted on 3/3/08 with an initial fair value of $1,199,367 for 118,181 options with a fair value of $669,396.

•

Mr. Doerr exchanged 100,000 options granted on 7/6/06 with an initial fair value of $1,919,610 for 71,428 options with a fair value of $382,315 and 70,000 options granted 3/3/08 with an initial fair value of $645,813 for 63,636 options with a fair value of $360,445.

•

Mr. Von Deylen exchanged 275,000 options granted on 7/6/06 with an initial fair value of $5,278,928 for 196,428 options with a fair value of $1,051,371 and 90,000 options granted on 3/3/08 with an initial fair value of $830,331 for 81,818 options with a fair value of $463,431.

(5)	The 2009 amounts in this column for each of Messrs. Koen, Freiberg, Fathers, Riley, Doerr and Von Deylen represent payment of matching funds made under our 401(k) plan in 2009 of $8,250; for Mr. Freiberg, this also represents $409,085 paid in connection with his employment agreement related to his relocation to Saint Louis, Missouri.

(6)	Mr. Von Deylen served as both our Chief Financial Officer and Senior Vice President, Global Operations and Client Services until Mr. Freiberg joined our company in April 2009 as the Chief Financial Officer at which time Mr. Von Deylen relinquished the Chief Financial Officer title.

GRANTS OF PLAN-BASED AWARDS TABLE IN 2009

The following table provides information on equity granted in 2009 to each of named executive officer and information on estimated possible payouts under our equity and non-equity incentive plan for 2009.

Name and Principal Position	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1) Target	Estimated Future Payouts Under Equity Incentive Plan Awards(1)(2) Target	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards(4)	Closing Price on Grant Date	Grant Date Fair Value of Stock and Option Awards(5)
Philip J. Koen(6)(7)	—	$271,533
Chief Executive Officer	2/06/2009		23,432	—	—	—	$6.94	$162,618
	2/17/2009		—	—	242,914	$8.37	$6.22	784,126
	4/04/2009		7,810	—	—	—	$6.88	53,733
	9/17/2009		—	—	666,666	$17.32	$17.32	6,702,892
	10/1/2009		3,437	—	—	—	$15.31	52,620

Gregory W. Freiberg(6)	—	107,250			—	—
Senior Vice President, Chief Financial Officer	5/02/2009		12,452	—	—	—	$11.07	137,844
	5/02/2009		—	—	325,000	$11.07	$11.07	2,128,980
	11/30/2009		33,333	—	—	—	$12.52	417,329

Williams D. Fathers(6)	—	119,979
Senior Vice President, Global Sales and Marketing	2/06/2009		14,176	—	—	—	$6.94	98,382
	6/29/2009		—	—	65,482	$11.67	$11.67	338,952
	6/29/2009		—	—	133,949	$11.67	$11.67	780,493
	11/03/2009		115,000	—	—	—	$13.75	1,581,250
	11/03/2009		1,147	—	—	—	$13.75	15,771
	11/30/2009		44,444	—	—	—	$12.52	556,439

Thomas T. Riley	—	81,250
Senior Vice President, Managing Director— International	2/06/2009		10,377	—	—	—	$6.94	72,016
	2/06/2009		—	—	250,000	$6.94	$6.94	1,018,557
	11/30/2009		25,000	—	—	—	$12.52	313,000

Bryan S. Doerr(6)	—	72,100
Chief Technology Officer	2/06/2009		9,208	—	—	—	$6.94	63,903
	6/29/2009		—	—	67,991	$11.67	$11.67	351,940
	6/29/2009		—	—	67,073	$11.67	$11.67	390,820
	11/30/2009		36,111	—	—	—	$12.52	452,110
	11/30/2009		—	30,000	—	—	$12.52	375,600

Jeffrey H. Von Deylen	—	111,000
Senior Vice President, Global Operations and Client Services	2/06/2009		14,176	—	—	—	$6.94	98,382
	6/29/2009		—	—	163,682	$11.67	$11.67	847,262
	6/29/2009		—	—	114,564	$11.67	$11.67	667,540
	11/30/2009		33,333	—	—	—	$12.52	417,329

(1)	Amounts represent target awards under the 2009 AIP, which equal an average of a specified percentage of base salary as in effect on June 30, 2009 and December 31, 2009, and which are pro-rated for the amount of time the executive was employed by our company in 2009. The 2009 AIP does not have a threshold amount or a maximum amount. 2009 AIP awards at the compensation committee’s discretion could have been paid if company performance exceeded target, however, the compensation committee limited the awards to target.

(2)	Restricted Share Grants associated with the 2009 AIP represent approximately half the target incentive value on their date of grant.

(3)	Options allow the grantee to purchase a share of our common stock for the fair market value of a share of common stock on the grant date. Option grants made to certain executives on June 29, 2009 as part of the option exchange program approved by the stockholders have two vesting schedules: those vested before exchange were subject to a six month re-vesting period; those unvested before exchange become exercisable in three equal annual installments commencing on the first anniversary of the exchange grant date. If a grantee’s employment is terminated, options that are then vested expire within three months of termination and unvested options expire immediately, except that, pursuant to the terms of Mr. Koen’s equity grants (as amended by his separation agreement), Mr. Koen’s vested options expire 18 months following his separation from service.

(4)	The exercise price of all options granted in 2009 is the closing price of the stock on the NASDAQ Global Market the date of the grant.

(5)	Represents aggregate grant date fair value as calculated in accordance with ASC Topic 718. The assumptions used to determine such value are described in Note 15 to the consolidated financial statements in our Form 10-K for the year ended December 31, 2009.

(6)	Each of Messrs. Koen’s, Fathers’ and Doerr’s award reflects the pro-rated amount of his bonus target, given pay rate changes during the year; Mr. Freiberg’s amount represents a pro-rata portion, as he joined our company in April 2009.

OUTSTANDING EQUITY AWARDS VALUE AT FISCAL YEAR-END TABLE

The following table provides information on the holdings of stock options, restricted stock units and restricted preferred stock units by our named executive officers outstanding as of December 31, 2009. The market value of stock awards is based on the closing price of our stock on December 31, 2009, which was $14.05.

	Option Awards						Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (Exercisable)		Number of Securities Underlying Unexercised Options (Unexercisable)		Option Exercise Price	Option Expiration Date	Number of Shares of Stock or Units that Have Not Vested(1)	Market Value of Shares of Stock or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
Philip J. Koen	42,856		16,667		$15.15	3/13/2016	242,913	1,380,523	20,620	(4)	$289,711
Chief Executive Officer	12,500		37,500		18.40	3/3/2018	—	—	—		—
	242,914		—		8.37	5/8/2016	—	—	—		—
	—		666,666		17.32	9/17/2019	—	—	—		—

Gregory W. Freiberg	—		325,000		11.07	5/2/2019	—	—	6,849	(4)	96,228
Senior Vice President, Chief Financial Officer							—	—	33,333	(5)	468,329

William D. Fathers	37,500		112,500		16.13	7/31/2018	—	—	8,944	(4)	125,663
Senior Vice President, Global Sales and Marketing	65,482	(2)	—		11.67	6/29/2019	—	—	159,444	(5)	2,240,188
	—		133,949	(3)	11.67	6/29/2019	—	—	—		—

Thomas T. Riley	—		250,000		6.94	2/6/2019	—	—	5,708	(4)	80,197
Senior Vice President, Managing Director—International							—	—	25,000	(5)	351,250

Bryan S. Doerr	67,991	(2)	—		11.67	6/29/2019	—	—	5,065	(4)	71,163
Chief Technology Officer	—		67,073	(3)	11.67	6/29/2019	—	—	66,111	(5)	928,860

Jeffrey H. Von Deylen	163,682	(2)	—		11.67	6/29/2019	—	—	7,797	(4)	109,548
Senior Vice President, Global Operations and Client Services	—		114,564	(3)	11.67	6/29/2019	—	—	33,333	(5)	468,329

(1)	Amounts represent remaining unvested restricted preferred units that were part of a grant made in 2006 in connection with Mr. Koen’s employment. The restricted preferred units convert into common stock that has a settlement price of $8.37 per share of common stock. The restricted preferred units shown above vested under the terms of Mr. Koen’s separation agreement on January 15, 2010.

(2)	Amounts represent options received as part of our option exchange program which vested on December 31, 2009.

(3)	Amounts represent options received as part of our option exchange program which vest in three equal installments annually, beginning June 29, 2010.

(4)	Amounts represent the restricted stock awards granted as part of the 2009 AIP that may vest upon achievement of adjusted gross EBITDA performance goal, as well as achievement of specific business unit and/or personal performance goals and objectives established for each executive. Details related to treatment of Mr. Koen’s award as part of his separation agreement are discussed on page 32.

(5)	Amounts represent restricted stock units granted to certain executives in November 2009, which may vest based on revenue performance criteria aligned with the 2010 business plan. If earned, the grants will vest one quarter on achievement of a revenue target, with the remaining quarters vesting on each anniversary of the award. Additionally, for Mr. Doerr this amount includes an additional 30,000 time-based restricted stock units that will vest in four equal installments beginning November 30, 2010.

OPTION EXERCISES AND STOCK VESTED IN 2009

The following table provides information on stock option exercises and the vesting of restricted stock units and restricted preferred units for the named executive officers during 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Philip J. Koen			102,948	$716,663
Chief Executive Officer

Gregory W. Freiberg			5,603	95,027
Senior Vice President, Chief Financial Officer

William D. Fathers			6,379	108,188
Senior Vice President, Global Sales and Marketing

Thomas T. Riley			4,669	79,186
Senior Vice President, Managing Director—International

Bryan S. Doerr			20,810	159,934
Chief Technology Officer

Jeffrey H. Von Deylen			50,823	347,297
Senior Vice President, Global Operations and Client Services

(1)	Represents the amount realized based on the fair market value of our common stock on the vesting date. The fair market value was determined using the closing market price of our common stock on that date.

POTENTIAL PAYMENTS UPON

TERMINATION OR CHANGE OF CONTROL

The section below describes the payments that may be made to named executive officers upon an executive’s employment with our company being terminated, or in connection with a change in control pursuant to individual agreements.

Individual Agreements

Philip J. Koen.    We entered into an employment agreement with Mr. Koen effective March 13, 2006, and subsequently amended it on August 31, 2006 and December 19, 2008. During his tenure with the company, Mr. Koen served as Chief Executive Officer. Mr. Koen resigned as Chief Executive Officer on January 8, 2010. Under his employment agreement and a separation agreement dated January 7, 2010 (both of which have been previously filed with the SEC), Mr. Koen became entitled to receive, as severance, (a) eighteen months of continued salary, totaling $733,875 over the eighteen months; (b) continued company contributions to Mr. Koen’s premium cost for participation in the company’s group medical and dental plans for eighteen months following separation (estimated to be $14,312 for the eighteen months); and (c) reimbursement of up to $50,000 in relocation expenses. Additionally, consistent with the terms of Mr. Koen’s employment agreement, the compensation committee approved the payment to Mr. Koen of (a) his accrued and unpaid bonus under the 2009 Annual Incentive Plan (2009 AIP), consisting of a cash payment of $161,452 and the vesting of 20,620 shares of common stock; and (b) a pro-rata bonus accrued under the 2010 AIP in the aggregate amount of $12,868, payable in twelve monthly installments. The committee further considered Mr. Koen’s equity holdings and determined it was appropriate to accelerate the vesting of several equity grants held by Mr. Koen (in addition to the acceleration of vesting provided under the applicable equity grant agreements). Pursuant to the separation agreement and the existing terms of Mr. Koen’s equity grants, Mr. Koen became vested in preferred stock units covering 242,913 shares of company common stock, and options to purchase 194,019 shares of company common stock. Under the terms of Mr. Koen’s option grants (as modified by the separation agreement), Mr. Koen’s options are generally exercisable for a period of eighteen months following his separation from service.

Pursuant to the terms of Mr. Koen’s employment agreement and separation agreement, Mr. Koen is subject to non-competition and non-solicitation restrictions for an eighteen-month period, and the separation agreement amends the non-solicitation provisions of Mr. Koen’s employment agreement by extending the scope of covered customers. Mr. Koen also agreed to a general release of any claims against the company.

Jeffrey H. Von Deylen.    We entered into an employment agreement with Mr. Von Deylen effective October 1, 2006 and subsequently amended it on December 4, 2008 and February 12, 2009. The agreement has an initial term of four years and the term will be extended for one year on each anniversary of the effective date of the agreement unless terminated earlier by our company with not less than six months written notice. Mr. Von Deylen currently serves as our Senior Vice President, Global Operations and Client Services, with such duties and responsibilities as are commensurate with the position, and reports directly to our Chief Executive Officer.

Mr. Von Deylen is currently paid an annual base salary of $370,000. The base salary may be reviewed for increase at such times as the board of directors elects; however, the compensation committee will typically review his base salary annually at the same time it reviews the salaries of senior executives generally. For each fiscal year completed during the term, Mr. Von Deylen will also be eligible to receive annual cash bonuses based upon performance targets established by the compensation committee. His annual target bonus is 60% of his annual base salary. During the term, he is also eligible to participate in all health and welfare, fringe benefit and other arrangements generally available to other employees.

Mr. Von Deylen’s employment may be terminated by us for cause or by Mr. Von Deylen for good reason. If Mr. Von Deylen is terminated by us without cause or if he terminates for good reason, he is entitled to receive continuation of salary for eighteen months, continued company paid employer premiums for medical and dental coverage for eighteen months and his target bonus for the year of termination, prorated to the date of termination with a gross up for any excise payments under Section 280G of the Internal Revenue Code. While employed by us and for a period of eighteen months in certain circumstances following termination of his employment, Mr. Von Deylen will be subject to a non-compete and non-solicitation agreement.

Mr. Von Deylen receives change in control benefits pursuant to his employment agreement with us. If following a change in control, as defined in the agreement, of our company, Mr. Von Deylen no longer has the same job title, role or responsibilities, all equity-based awards granted to Mr. Von Deylen will become fully vested and exercisable six months following the change in control, or if Mr. Von Deylen is terminated without cause following a change in control, all equity-based awards granted to Mr. Von Deylen will become fully vested and exercisable immediately following such termination.

Other Executives:    Gregory W. Freiberg, William D. Fathers, Thomas T. Riley, and Bryan S. Doerr have individual agreements initiated at time of hire, which may have had subsequent revisions. The agreements are similar and will be summarized here, with exceptions noted.

The base salaries for all executives may be reviewed for increase at such times as the board of directors elects; however, the compensation committee will typically review base salary annually at the same time. In addition to his base salary, the executive is entitled to participate in our Annual Incentive Plan on terms to be determined by our compensation committee prior to the commencement of each fiscal year, or in any event within the first 90 days of such year. For each fiscal year completed during the term, executives will be eligible to receive annual bonuses based upon performance targets established by the compensation committee. During the term, executives are also eligible to participate in all health and welfare, fringe benefit and other arrangements generally available to other employees.

An executive’s employment may be terminated by us for cause, or without cause, or upon the executive’s death or disability or by the executive for good reason or without good reason. If the executive is terminated for any reason, he is entitled to payment of his salary through the effective date of his termination, plus payment of any other amounts owed but not yet paid to him as of the effective date of termination, plus any other post-termination benefits to which he may be entitled.

If the executive is terminated by our company without cause or if he terminates for good reason, he will receive 100% of his then current annual base salary for one year and, at the discretion of our compensation committee, a pro-rated portion of the bonus that he would have been entitled to receive under our Annual Incentive Plan. In the event of the executive’s termination prior to March 31 of any calendar year, he will also be entitled to a payment for the prior year under the applicable Annual Incentive Plan.

If, following an involuntary termination, the executive elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) then we will pay his monthly premium under COBRA until the earlier of 12 months from termination or expiration of COBRA coverage.

The executive is entitled to certain change in control benefits pursuant to his employment agreement with us. If he is involuntarily terminated within 12 months of a change of control event, then, in addition to the severance payment referred to above, all of his outstanding equity awards shall fully vest and be exercisable, provided that such equity awards are assumed by the acquirer in such change in control. The executive shall have the right to exercise any such equity award until the earlier to occur of 24 months from the change in control event and expiration of such equity award. In addition, the executive shall be entitled to receive a pro-rated portion of his target bonus for the year of termination under the applicable Annual Incentive Plan.

Pursuant to the terms of his employment agreement, the executive is subject to certain restrictions relating to the treatment of our confidential information and certain non-compete obligations. In the event of his termination for any reason, continued compliance with such provisions is a condition to the payment of any severance.

Termination and Change in Control Table for 2009

The tables below outline the potential payments to our former Chief Executive Officer and other named executive officers upon the occurrence of certain termination triggering events. For the purposes of the table, below are the standard definitions for the various types of termination, although exact definitions may vary by agreement and by person.

(A) Definitions used in the employment agreements with Mr. Koen and Mr. Von Deylen:

“Voluntary Termination” means a termination initiated by the officer.

“Voluntary Termination for Good Reason” means termination by the executive due to the removal of the executive, without his consent, from his current position with our company (or a successor corporation or as a member of our board), a material diminution in the nature or scope of the executive’s responsibilities, duties or authority; or our failure to pay the executive base salary and benefits in accordance with the terms of the agreement. To constitute Good Reason, termination must occur within two years following the initial occurrence of such event; and if correctable, the company must fail to correct within 30 days of notice of termination.

“Involuntary Termination—For Cause” means any conduct by the executive as an employee of our company that violates state or federal laws or our policies and standards of conduct; dishonesty by the executive in performance of his duties as an employee of the company, or willful misconduct by the executive that the executive knows (or should know) will materially injure the reputation of our company.

“Involuntary Termination—Not for Cause” means an involuntary termination for reasons other than “For Cause” as defined above.

“Involuntary Termination for Change in Control” means following a change in control, the executive no longer having the same or substantially similar job title, role or responsibilities, or not being a member of the board of directors of the company or its successor (in the case of Mr. Koen) or the executive’s termination without cause following a change in control.

No named executive officer is entitled to a payment in connection with a Voluntary Termination or an Involuntary Termination—For Cause.

(B) Definitions used in the employment agreements with Messrs. Freiberg, Fathers, Riley and Doerr:

“Involuntary Termination” means termination of executive’s employment: (i) by us without cause, or (ii) by executive with good reason.

“Cause” means any of the following: (i) the executive willful and continued failure to perform substantially the duties of his/her responsibilities (other than due to physical or mental incapacity); (ii) the executive’s unauthorized use or disclosure of trade secrets which causes substantial harm to us; (iii) the executive’s engaging in illegal conduct that is likely to be injurious to us; (iv) the executive’s acts of fraud, dishonesty, or gross misconduct, or gross negligence in connection with our business; (v) the executive’s conviction of a felony; (vi) the executive’s engaging in any act of moral turpitude reasonably likely to substantially and adversely affect us or our business; (vii) the executive engaging in the illegal use of a controlled substance or using prescription medications unlawfully; (viii) the executive’s abuse of alcohol; or (ix) the breach by the executive of a material term of his or her employment agreement.

“Good Reason” means the occurrence of any of the following events, without the executive’s consent: (i) change in the executive’s position as officer of the company that materially reduces his or her authority or level of responsibility, (ii) a material reduction in his or her level of compensation (including base salary and target bonus) other than pursuant to a company-wide reduction of compensation, or (iii) a relocation of his or her employment more than 50 miles from the executive’s office or location at the time of resignation. To constitute

Good Reason, termination must occur within two years following the initial occurrence of such event; executive must provide written notice within 90 days of the occurrence to the company; and if correctable, the company must fail to correct within 30 days of notice of termination.

“Change in Control” means any transaction in which a person or group becomes the beneficial owner directly or indirectly (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% (on a fully-diluted basis) of our total capital stock entitled to vote ordinarily for the election of directors.

Philip J. Koen

Chief Executive Officer

		Involuntary Termination
Executive Benefits & Payments Upon Termination(1)	Voluntary Termination- Good Reason	For Cause	Not For Cause	Change in Control(7)
Compensation
Severance(2)	$733,875	—	$733,875	$733,875
Bonus(3)	587,100		587,100	587,100
Stock Options (Unvested & Accelerated)(4)	—	—	—	—
Restricted Stock Awards (Unvested & Accelerated)(4)	—	—	—	289,711
Restricted Preferred Units (Unvested & Accelerated)(4)	—	—	—	1,380,523
Benefits
Medical & Dental Coverage(5)	14,312	—	14,312	14,312
280G Tax Gross-Up(6)	—	—	—	—

Total	$1,335,287	—	$1,335,287	$3,005,521

Jeffrey H. Von Deylen

Senior Vice President, Global Operations and Client Services (Note: served as Chief Financial Officer until April 2009)

		Involuntary Termination
Executive Benefits & Payments Upon Termination(1)	Voluntary Termination- Good Reason	For Cause	Not For Cause	Change in Control(7)
Compensation
Severance(2)	$555,000	—	$555,000	$555,000
Bonus(3)	222,000	—	222,000	222,000
Restricted Stock Awards(3)	109,548	—	109,548	109,548
Stock Options (Unvested & Accelerated)(4)	—	—	—	272,662
Restricted Stock Units (Unvested & Accelerated)(4)	—	—	—	468,329
Benefits
Medical & Dental Coverage(5)	14,312	—	14,312	14,312
280G Tax Gross-Up(6)	—	—	—	—

Total	$900,860	—	$900,860	$1,641,851

Gregory W. Freiberg

Senior Vice President, Chief Financial Officer

		Involuntary Termination
Executive Benefits & Payments Upon Termination(1)	Voluntary Termination- Good Reason	For Cause	Not For Cause	Change in Control(7)
Compensation
Severance(2)	$325,000	—	$325,000	$325,000
Bonus(3)	195,000	—	195,000	195,000
Restricted Stock Awards(3)	96,228		96,228	96,228
Stock Options (Unvested & Accelerated)(4)	—	—	—	968,500
Restricted Stock Units (Unvested & Accelerated)(4)	—	—	—	468,329
Benefits
Medical & Dental Coverage(5)	15,013	—	15,013	15,013
280G Tax Gross-Up(6)	—	—	—	476,069

Total	$631,241	—	$631,241	$2,544,139

(1)	For purposes of this analysis, we assumed the compensation of each executive is as follows: Mr. Koen, current base salary is equal to $489,250 and annual incentive bonus target is equal to 120% of base salary, Mr. Von Deylen, current base salary is equal to $370,000 and annual incentive bonus target is equal to 60% of base salary and Mr. Freiberg, current base salary is equal to $325,000 and annual incentive bonus target is equal to 60% of base salary.

(2)	Severance is equal to eighteen months of base salary for Messrs. Koen and Von Deylen; and twelve months for Mr. Freiberg.

(3)	Assumes that the effective date of termination is December 31, 2009, the pro-rata payment under the bonus plan is equal to one year and the bonus is paid at the target rate. Restricted Stock Awards represent the equity component of the Annual Incentive Plan.

(4)	Assumes the effective date of termination is December 31, 2009 and the price per share of our stock on the date of termination is $14.05 per share.

(5)	Medical and Dental Coverage continuation is calculated as 12 months for Mr. Freiberg, and calculated as 18 months net of Messrs. Von Deylen’s and Koen’s contributions.

(6)	If the “parachute payment” (severance plus value of accelerated equity) is greater than three times the average W-2 reported compensation for the preceding five years, then an “excise tax” is imposed on the portion of the parachute payment that exceeds one times the average W-2 reported compensation for the preceding years. Per the employment agreements with each individual, an additional “gross up payment” equal to the value of the excise tax imposed will be paid. Following a change in control, Messrs. Koen’s and Freiberg’s equity will not fully vest until the earliest to occur of (i) the executive no longer having the same or substantially similar job title, role or responsibilities, or not being a member of the board of directors of the company or its successor (in the case of Mr. Koen), but not earlier than six months following the change in control, or (ii) the executive’s termination without cause.

(7)	Following a change in control, Messrs. Koen’s and Von Deylen’s equity will not fully vest until the earliest to occur of (i) the executive no longer having the same or substantially similar job title, role or responsibilities, or not being a member of the board of directors of the company or its successor (in the case of Mr. Koen), but not earlier than six months following the change in control, or (ii) the executive’s termination without cause. In the case of Mr. Freiberg, if and only if his employment is terminated by us without cause or by him with good reason within 12 months of a change of control, then all outstanding equity awards shall fully vest, provided that such equity awards are assumed by the acquirer. In such event, Mr. Freiberg can exercise such equity awards until the earlier to occur: (a) 12 months from the date of termination, and (b) expiration of such equity awards.

William D. Fathers

Senior Vice-President, Global Sales and Marketing

		Involuntary Termination
Executive Benefits & Payments Upon Termination(1)	Voluntary Termination- Good Reason	For Cause	Without Cause	Change in Control(6)
Compensation
Severance(2)	$400,000	—	$400,000	$400,000
Bonus(3)	320,000	—	320,000	320,000
Restricted Stock Awards(3)	125,663		125,663	125,663
Stock Options (Unvested & Accelerated)(4)	—	—	—	318,799
Restricted Stock Units				2,240,188
Benefits
Medical & Dental Coverage(5)	15,013	—	15,013	15,013

Total	$860,676	—	$860,676	$3,419,663

Thomas T. Riley

Senior Vice-President, Managing Director—International

		Involuntary Termination
Executive Benefits & Payments Upon Termination(1)	Voluntary Termination- Good Reason	For Cause	Without Cause	Change in Control(6)
Compensation
Severance(2)	$325,000	—	$325,000	$325,000
Bonus(3)	162,500	—	162,500	162,500
Restricted Stock Awards(3)	80,197	—	80,197	80,197
Stock Options (Unvested & Accelerated)(4)	—	—	—	1,777,500
Restricted Stock Units	—	—	—	351,250
Benefits
Medical & Dental Coverage(5)	15,013	—	15,013	15,013

Total	$582,710	—	$582,710	$2,711,460

Bryan S. Doerr

Chief Technology Officer

		Involuntary Termination
Executive Benefits & Payments Upon Termination(1)	Voluntary Termination- Good Reason	For Cause	Without Cause	Change in Control(6)
Compensation
Severance(2)	$288,400	—	$288,400	$288,400
Bonus(3)	144,200	—	144,200	144,200
Restricted Stock Awards(3)	71,163		71,163	71,163
Stock Options (Unvested & Accelerated)(4)	—	—	—	159,634
Restricted Stock Units (Unvested & Accelerated)(4)	—	—	—	928,860
Benefits
Medical & Dental Coverage(5)	15,013	—	15,013	15,013
Executive Level Outplacement	—		—	—

Total	$518,776	—	$518,776	$1,607,270

(1)

For purposes of this analysis, we assumed that the compensation of executives is as follows: Mr. Fathers current base salary is equal to $400,000 and his Annual Incentive Plan bonus target is equal to 80% of base salary, and Mr. Riley’s current base salary is $325,000 and his Annual Incentive Plan bonus target is equal to 50% of base salary, and Mr. Doerr’s current base salary is equal to $288,400 and his Annual Incentive Plan bonus target is equal to 50% of base salary.

(2)	Severance is equal to twelve months of base salary.

(3)	Assumes the effective date of termination is December 31, 2009, and that the pro-rata payment of bonus under the Annual Incentive Plan is equal to one year. The payment of any bonus in the case of a voluntary termination for good reason shall be at the discretion of the compensation committee.

(4)	Assumes the effective date of termination is December 31, 2009, and the price per share of our stock on the date of termination is $14.05 per share.

(5)	Medical and Dental Coverage continuation is calculated as 12 months.

(6)	If and only if the executive’s employment is terminated by us without cause or by executive with good reason within 12 months of a change of control, then all outstanding equity awards shall fully vest, provided that such equity awards are assumed by acquirer. In such event, Messrs. Fathers, Riley and Doerr can exercise such equity awards until the earlier to occur: (a) 12 months from the date of termination, and (b) expiration of such equity awards.

OWNERSHIP OF SECURITIES

Ownership of Our Voting Stock

The following table provides information about the beneficial ownership of shares of our common stock as of March 22, 2010, by:

•	each person or group that, to our knowledge, beneficially owns more than 5% of the outstanding shares of common stock;

•	each of our directors and named executive officers; and

•	all of our directors and named executive officers as a group.

The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and unless otherwise noted in the notes that follow. Shares of common stock subject to options currently exercisable, or exercisable within 60 days of March 22, 2010, are deemed outstanding for purposes of computing the percentage beneficially owned by the person or entity holding such securities but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity. Percentage of beneficial ownership is based on 55,070,709 shares of common stock outstanding as of the close of business on March 22, 2010. Each share of common stock is entitled to one vote.

Unless otherwise indicated below, the address for each listed director and executive officer is SAVVIS, Inc., 1 SAVVIS Parkway, Town & Country, Missouri 63017.

Name of Beneficial Owner	Number of shares	Percent
5% Stockholder
Welsh, Carson, Anderson & Stowe(1)	15,362,990	27.9%
Singapore Technologies Telemedia Pte Ltd.(2)	3,917,577	7.1%
Waddell & Reed Financial, Inc.(3)	3,330,515	6.0%

Executive Officers and Directors
James E. Ousley(4)	63,406	*
Gregory W. Freiberg(5)	81,250	*
Jeffrey H. Von Deylen(6)	294,893	*
Bryan S. Doerr(7)	97,478	*
Thomas T. Riley(8)	70,224	*
William D. Fathers(9)	71,354	*
John D. Clark(10)	15,315,319
Clyde A. Heintzelman(11)	34,392	*
Thomas E. McInerney(12)	15,841,313
David C. Peterschmidt(13)	17,726	*
James P. Pellow(14)	35,390	*
Mercedes A. Walton(15)	17,726	*
Patrick J. Welsh(16)	15,933,410
All Directors and Executive Officers as a Group (16 persons)	17,479,030	31.3%

*	Less than one percent.

(1)

According to a Schedule 13D/A filed by Welsh, Carson, Anderson & Stowe with the SEC on May 19, 2009, this consists of 15,285,694 shares beneficially held by Welsh, Carson, Anderson & Stowe VIII, L.P., which we refer to as WCAS VIII, and 77,296 shares beneficially held by WCAS Management Corporation, which we refer to as WCAS Management. The sole general partner of WCAS VIII is WCAS VIII Associates, LLC. The individual managing members and principals of WCAS VIII Associates, LLC and WCAS Management include some or all of Bruce K. Anderson, Russell L. Carson, John D. Clark, Anthony J. de Nicola, D. Scott Mackesy, Thomas E. McInerney, Robert A. Minicucci, Paul B. Queally, Jonathan M. Rather, Sanjay Swani and Patrick J. Welsh. The managing members and principals who are also directors of our company are Thomas E. McInerney, Patrick J. Welsh and John D. Clark. Each of the foregoing persons may be deemed to be the beneficial owner of the common stock owned by the WCAS entity of whose general partner he is a managing member or of which he is a principal. The address of Welsh, Carson, Anderson & Stowe is 320 Park Avenue, New York, NY 10022.

(2)	According to a Schedule 13G filed by Singapore Technologies Telemedia Pte Ltd with the SEC on September 25, 2008, this consists of 3,917,577 shares beneficially held by Singapore Technologies Telemedia Pte Ltd through its subsidiaries. The address of Singapore Technologies Telemedia Pte Ltd is 51 Cuppage Road, #09-01 StarHub Centre, Singapore 229469.

(3)	According to a Schedule 13G filed by Waddell and Reed Financial, Inc. (“WDR”) with the SEC on February 12, 2010, this consists of 3,330,515 shares beneficially held by WDR, of which 2,396,415 are held by Waddell & Reed Investment Management Company and its subsidiaries, and 934,100 are beneficially held by Ivy Investment Management Company. Each of Waddell & Reed Investment Management Company and Ivy Investment Management Company is a wholly owned investment advisory subsidiary of WDR. The securities are owned by various individual and institutional investors that WDR or its subsidiaries serve as investment advisor or sub-advisor with sole power to direct investments and/or sole power to vote the securities. According to the Schedule 13G, subsidiaries of WDR have sole voting power and sole dispositive power over 3,330,515 shares of common stock. The address of WDR is 6300 Lamar Avenue, Overland Park, Kansas 66202.

(4)	Includes 27,672 shares of common stock subject to options that are exercisable within 60 days of March 22, 2010.

(5)	Consists of 81,250 shares of common stock subject to options that are exercisable within 60 days of March 22, 2010.

(6)	Includes 163,682 shares of common stock subject to options that are exercisable within 60 days of March 22, 2010.

(7)	Includes 62,671 shares of common stock subject to options that are exercisable within 60 days of March 22, 2010.

(8)	Includes 62,500 shares of common stock subject to options that are exercisable within 60 days of March 22, 2010.

(9)	Includes 67,045 shares of common stock subject to options that are exercisable within 60 days of March 22, 2010.

(10)	Includes 15,285,694 shares of common stock held by WCAS VIII, as described in note 1 above. Also includes 11,938 shares of common stock subject to options that are exercisable within 60 days of March 22, 2010, and 2,400 shares of common stock underlying restricted stock awards, with respect to which Mr. Clark has sole voting power but no current investment power.

(11)	Includes 21,938 shares of common stock subject to options that are exercisable within 60 days of March 22, 2010.

(12)	Includes 15,285,694 shares of common stock held by Welsh, Carson, Anderson & Stowe, as described in note 1 above. Also includes 11,938 shares of common stock subject to options that are exercisable within 60 days of March 22, 2010, and 2,400 shares of common stock underlying restricted stock awards, with respect to which Mr. McInerney has sole voting power but no current investment power.

(13)	Includes 11,938 shares of common stock subject to options that are exercisable within 60 days of March 22, 2010, and 1,200 shares of common stock underlying restricted stock awards, with respect to which Mr. Peterschmidt has sole voting power but no current investment power.

(14)	Includes 20,938 shares of common stock subject to options that are exercisable within 60 days of March 22, 2010.

(15)	Includes 11,938 shares of common stock subject to options that are exercisable within 60 days of March 22, 2010, and 1,200 shares of common stock underlying restricted stock awards, with respect to which Ms. Walton has sole voting power but no current investment power.

(16)	Includes 15,285,694 shares of common stock held by Welsh, Carson, Anderson & Stowe, as described in note 1 above. Also includes 11,938 shares of common stock subject to options that are exercisable within 60 days of March 22, 2010, and 2,400 shares of common stock underlying restricted stock awards, with respect to which Mr. Welsh has sole voting power but no current investment power.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires directors and executive officers and persons who own more than 10% of a registered class of equity securities to file with the U.S. Securities and Exchange Commission (SEC) initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our company. Such reporting persons are required by rules of the SEC to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely upon a review of Section 16(a) reports furnished to us for fiscal year 2009 and written representations that no reports on Form 5 were required, we believe that our directors, executive officers and greater than ten percent stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under its written charter, the audit committee is responsible for reviewing and approving all related party transactions, other than related party transactions that are approved by a committee of the board comprised of independent directors. Management presents to the audit committee for approval at the next regularly scheduled audit committee meeting any related party transactions proposed to be entered into by us, including the proposed aggregate value of such transactions, if applicable. The audit committee will review and approve or disapprove such transactions. We do not have written policies or procedures for related person transactions but rely on the audit committee’s exercise of business judgment, consistent with Delaware law, in reviewing such transactions and the standards established by the company’s code of conduct.

Transactions with WCAS.    Three of our directors, Messrs. McInerney, Welsh and Clark are managing members or principals of investment entities that are affiliated with Welsh, Carson, Anderson & Stowe (WCAS). These entities collectively own approximately 27.9% of our outstanding voting stock as of March 22, 2010.

We are a party to an investor rights agreement with WCAS and affiliated entities and individuals that provides the investors with customary registration rights, including demand registration rights and piggy back registration rights.

We have agreements with Innovest Systems and Investlink Technology LLC to provide these entities with certain services. A trust of which Mr. McInerney’s children are the sole beneficiaries owns approximately 98% of Innovest Systems, and Mr. McInerney, his wife and a family limited partnership are the sole owners of Investlink Technology LLC. Innovest Systems paid us approximately $787,750 for services that we performed during 2009 and Investlink Technology LLC paid us approximately $22,000 for services that we performed during 2009.

OTHER MATTERS

Proxy Solicitation

We will pay all expenses of soliciting proxies for the 2010 annual meeting. In addition to solicitations by mail, we have made arrangements for brokers and nominees to send proxy materials to their principals and, upon their request, we will reimburse them for their reasonable expenses in doing so. Certain of our representatives, who will receive no compensation for their services, may also solicit proxies by telephone, telecopy, personal interview or other means.

Stockholder Proposals

If you want us to consider including a stockholder proposal in next year’s proxy statement, you must deliver it in writing to the Corporate Secretary, SAVVIS, Inc., 1 SAVVIS Parkway, Town & Country, Missouri 63017 by November 25, 2010. SEC rules set forth standards as to which stockholder proposals are required to be included in a proxy statement. Any stockholder who intends to propose any other matter to be acted on at the 2011 annual meeting of stockholders must inform the Corporate Secretary by February 4, 2011. If notice is not provided by that date, the persons named in our proxy for the 2010 annual meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2011 annual meeting.

Other Information

We do not know of any matters that may properly come before the meeting other than those referred to in the accompanying Notice of Annual Meeting of Stockholders or other matters incident to the conduct of the meeting. As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a director in place of a nominee named herein who becomes unable or declines to serve and voting on a proposal omitted from this proxy statement pursuant to the rules of the SEC, proxies will be voted in accordance with the discretion of the proxy holders.

By Order of the Board of Directors,

Eugene V. DeFelice Senior Vice President, General Counsel and Secretary

March 26, 2010

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time on May 4, 2010.

SAVVIS, INC.	INTERNET
http://www.proxyvoting.com/svvs
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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Please mark your votes as indicated in this example	☒

The board of directors recommends a vote “FOR” each of the proposals listed below. Please mark an X in one box under each item.

					FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN

1.	Election of eight directors to serve until the next annual meeting and until successors have been elected and qualified.				☐	☐	☐	2.	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐
	Director Nominees:
	01	John D. Clark	05	James P. Pellow
	02	Clyde A. Heintzelman	06	David C. Peterschmidt
	03	Thomas E. McInerney	07	Mercedes A. Walton
	04	James E. Ousley	08	Patrick J. Welsh
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
* Exceptions

I will attend the Annual Meeting of Shareholder	YES	☐

	Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your SAVVIS, Inc. account online.

Access your SAVVIS, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for SAVVIS, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends

• View certificate history	• Make address changes

• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2009 Annual Report to Stockholders are available at: http://proxy.savvis.com

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PROXY CARD

This proxy is solicited on behalf of the board of directors of SAVVIS, Inc.

for the 2010 annual meeting of stockholders.

The undersigned, a stockholder of SAVVIS, Inc., hereby appoints James E. Ousley and Eugene V. DeFelice, and each of them, the proxies of the undersigned, with full power of substitution in each, and hereby authorizes them to represent and to vote at the 2010 annual meeting of stockholders to be held on May 5, 2010, and at any adjournment or postponement thereof all of the undersigned’s shares of common stock of SAVVIS, Inc. held of record on March 22, 2010, in the manner indicated on the reverse side hereof.

The undersigned acknowledges receipt of the notice of 2010 annual meeting of stockholders and the accompanying proxy statement.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side.

THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY WHEN EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL DIRECTOR NOMINEES AND TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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